EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of

December 20, 2007

between

YILDIZ HOLDING A.S. and

CAMPBELL INVESTMENT COMPANY

relating to the purchase and sale

of the

ACQUIRED COMPANIES
(as defined herein)

TABLE OF CONTENTS

i

Exhibit A – Acquired Companies
Exhibit B – Closing Payment Adjustment
Exhibit C – Allocation Statement

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of December 20, 2007 between Yildiz Holding A.S., a corporation organized under the laws of Turkey (“Buyer”), and Campbell Investment Company, a Delaware corporation (“Seller”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, Seller is the record and beneficial owner of the Shares (as defined below); and

WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquired Companies” means the companies listed on Exhibit A hereto.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding the foregoing, for purposes of this Agreement, none of the Acquired Companies nor the Subsidiary shall be considered an Affiliate of Seller.

“Audited Financial Statements” means the audited combined consolidated balance sheets and the related audited income statements and cash flow statements of the Acquired Companies and the Subsidiary as of and for each of the 2007 and 2006 fiscal years, prepared in accordance with GAAP, including an unqualified auditors’ report from PricewaterhouseCoopers with respect thereto.

“Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Companies and the Subsidiary for the fiscal year ending on the Balance Sheet Date as set forth on Section 3.08 of the Disclosure Schedule.

“Balance Sheet Date” means July 29, 2007.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Camden, New Jersey or Istanbul, Turkey are authorized or required by applicable Law to close.

“Campbell” means Campbell Soup Company, a New Jersey corporation.

“Cash” means all cash and cash equivalents of the Acquired Companies and the Subsidiary and shall be comprised of the line items set forth under the heading “Cash” on Exhibit B and no others.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Competition Laws of Turkey” means the Law on Protection of Competition No. 4054, dated December 13, 1994, as amended by Law Amending the Law on Protection of Competition published in the Official Gazette, dated July 13, 1995 and No. 2875.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement.

“Environmental Laws” means any and all applicable Laws having as their principal purpose the protection of the environment or natural resources or the regulation of the effect of the environment on human health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide,

Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and any comparable foreign, state or local Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“External Debt” means, with respect to each Acquired Company and the Subsidiary, the aggregate indebtedness for borrowed money owed by such Acquired Company or the Subsidiary as of the Closing Date to a Person other than Campbell or any of its Affiliates and shall be comprised of the line items under the heading “External Debt” set forth on Exhibit B and no others.  For the avoidance of doubt, neither Inter-Company Non-Trading Payables nor any of the line items taken into account in the calculation of Net Working Capital shall be taken into account when determining the amount of External Debt.

“Final Closing Items” means Final Closing Cash, Final Closing Inter-Company Non-Trading Receivables, Final Closing Net Working Capital, Final Closing External Debt and Final Closing Inter-Company Non-Trading Payables.

“Final Determination” means (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by Buyer, Seller or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

“Food Safety Laws” means all applicable Laws relating to the use, manufacture, packaging, licensing, labeling, distribution, marketing, advertising, or sale of any food product, including the U.S. Federal Food, Drug and Cosmetic Act, its implementing regulations and guidance documents, and all similar applicable Laws in each jurisdiction where the products of the Acquired Companies and the Subsidiary are sold, including any Law prohibiting, or requiring the disclosure of, specific ingredients (including allergens) and all Laws regarding good manufacturing practices and all applicable health and safety Laws regarding the cleanliness of food preparation areas.

“GAAP” means generally accepted accounting principles in the United States.

“Godiva Canada” means Godiva Chocolatier of Canada LTD.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Right” means any trademarks, service marks, trade names, Internet domain names, patents, copyrights, computer software, trade secrets and know-how (together with all goodwill associated therewith and including any registrations or applications for registration of any of the foregoing).

“Inter-Company Non-Trading Payables” means, with respect to each Acquired Company as of the Closing Date, any amounts, together with accrued interest, if any, up to the Closing Date, included in the line items under the heading “Inter-Company Non-Trading Payables” set forth on Exhibit B and no others.  For the avoidance of doubt, none of the line items taken into account in the calculation of Net Working Capital shall be taken into account when determining the amount of Inter-Company Non-Trading Payables.

“Inter-Company Non-Trading Receivables” means, with respect to each Acquired Company as of the Closing Date, any amounts, together with accrued interest, if any, up to the Closing Date, included in the line items under the heading “Inter-Company Non-Trading Receivables” set forth on Exhibit B and no others.  For the avoidance of doubt, none of the line items taken into account in the calculation of Net Working Capital shall be taken into account when determining the amount of Inter-Company Non-Trading Receivables.

“International Plan” means any material employment, severance or similar contract, plan, arrangement or policy and each other material plan or material arrangement (written or oral), including collective labor agreements, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), excluding any statutorily required plan, which is maintained, administered or contributed to by any of the Acquired Companies and covers any employee or former employee of the Acquired Companies or their dependents, where such individuals are located exclusively outside of the United States; provided, however, that a plan or program sponsored or operated by a governmental authority (including the State Earnings Related Pension Scheme in the United Kingdom) shall not constitute an International Plan.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Mehmet Atila Kurama and Baris Oner.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Jim Goldman, Sharon Rothstein (as to Section 3.12 only), Ed Jankowski (as to North American matters only), Tom Chu (as to Japanese and Asia Pacific matters only), Nicolas Bouve (as to European matters only), Liz Dunlap (as to human resources matters only), Bill Kornegay (as to supply chain matters only) and Gerry Lord.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed to any Acquired Company or the Subsidiary.

“Lien” means any mortgage, lien, pledge, charge, encumbrance, security interest or transfer restriction.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies and the Subsidiary, taken as a whole, except any such effect resulting from or arising in connection with (1) effects that can be shown to be proximately caused by the execution or announcement of this Agreement or Seller’s compliance with the terms hereof, (2) changes or conditions affecting either or both of the retail or confectionary industries generally, (3) economic, market, financial, regulatory or political conditions generally (including changes thereto), (4) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostilities, any act or acts of terrorism or any public health or other public emergency or crisis, (5) seasonal fluctuations affecting the Acquired Companies or the Subsidiary or either or both of the retail or confectionary industries or (6) changes in applicable Law or GAAP; provided that in each of clauses (2) through

(5) above, to the extent not disproportionately affecting the Acquired Companies and the Subsidiary taken as a whole relative to other participants in either or both of the retail or confectionary industries generally.

“Net Working Capital” means the operating net working capital of the Acquired Companies and the Subsidiary and is comprised of each of the line items under the heading “Net Working Capital” set forth on Exhibit B and no others.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by an Acquired Company or the Subsidiary.

“Party in Interest” means any person whose consent, approval, waiver or authorization is required in connection with the transactions contemplated by this Agreement under the terms of a lease for an Identified Store.

“Permits” means, with respect to a Person, all material governmental licenses, permits, certificates, consents, approvals, or other material governmental authorizations owned or held by, granted to, or held for the benefit of, such Person.

“Permitted Liens” means (1) Liens disclosed in the Disclosure Schedule; (2) Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto; (3) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Audited Financial Statements in accordance with GAAP; (4) construction, mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that are not yet due and payable; (5) Liens that exist by operation of Law; or (6) other Liens that do not secure payment of indebtedness for borrowed money and would not reasonably be expected to have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the

Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Reference Rate” means the rate per annum appearing on Dow Jones page 3750 (formerly known as Telerate page 3750, or on any successor or substitute page) for deposits in U.S. dollars with a maturity of 3-months set at or about 11.00 a.m. London time (USD LIBOR BBA) on the Closing Date, plus 25 basis points.

“Seller Group” means, with respect to U.S. federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or non-U.S. income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.

“Shares” means the outstanding shares of capital stock of, or other equity interests in, the Acquired Companies.

“Short Form Stock Purchase Agreement” means the stock purchase agreement referred to in Section 2.03(v) of the Disclosure Schedule that is to be entered into with respect to Godiva France SA.

“Subsidiary” means Godiva Brands, Inc., a Delaware corporation.

“Target Net Working Capital” means $28,500,000.

“Tax” means (i) any tax, social contribution, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of any Acquired Company being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable Law (including, without limitation, pursuant to Section 163(e)(3) or Section 163(j) of the Code).

“Transaction Documents” means this Agreement and the Short Form Stock Purchase Agreement, each as amended from time to time.

“Unaudited Financial Statements” means the unaudited combined consolidated balance sheets and the related unaudited income statements and cash flow statements of the Acquired Companies and the Subsidiary as of and for each of the 2007 and 2006 fiscal years included in item #6 of Section 3.08 of the Disclosure Schedule (it being understood that the Unaudited Financial Statements are qualified and subject to Section 3.08 of the Disclosure Schedule).

“U.S. Acquired Company” means Godiva Chocolatier, Inc.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Company Securities	3.05
Aggregate Deemed Sales Price	8.05(d)
Agreement	Preamble
Allocation Statement	2.07
Balance Sheet Reconciliation	3.08
Buyer	Preamble
Buyer DC Plan	9.02(d)
Buyer Non-Trading Payment	2.02
Buyer Plans	9.02(b)
Buyer RSP	9.02(e)
Canadian Shares	8.07
Cash Free/Debt Free Price	2.01
Claim	11.03(a)
Closing	2.03
Closing Cash	2.05(a)
Closing External Debt	2.05(a)
Closing Inter-Company Non-Trading Payables	2.05(a)
Closing Inter-Company Non-Trading Receivables	2.05(a)
Closing Items	2.05(a)
Closing Net Working Capital	2.05(a)
Closing Payment	2.01
Closing Statement	2.05(a)
COBRA	9.02(i)
Confidentiality Agreement	6.01
Confidential Information	5.04(c)
Damages	11.02(a)
De Minimis Claim	11.02(a)
EBIT Reconciliation	3.08
Employee Plans	3.20(a)
Estimate Certificate	2.04
Estimated Closing Cash	2.04

Term	Section
Estimated Closing External Debt	2.04
Estimated Closing Inter-Company Non-Trading Payables	2.04
Estimated Closing Inter-Company Non-Trading Receivables	2.04
Estimated Closing Items	2.04
Estimated Closing Net Working Capital	2.04
Final Closing Cash	2.06(a)(i)
Final Closing External Debt	2.06(a)(iv)
Final Closing Inter-Company Non-Trading Payables	2.06(a)(v)
Final Closing Inter-Company Non-Trading Receivables	2.06(a)(ii)
Final Closing Net Working Capital	2.06(a)(iii)
ICC	13.06
ICC Rules	13.06
Identified Store	7.05
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
ITA	8.07
Leases	3.14(a)
Major Suppliers	3.24
Post-Closing Straddle Period	8.06(b)
Potential Contributor	11.05
Pre-Closing Straddle Period	8.06(b)
Restricted Businesses	5.04(a)
Returns	8.01
Section 338(h)(10) Allocation Statement	8.05(d)
Section 338(h)(10) Election	8.05(a)
Seller	Preamble
Seller Non-Trading Payment	2.02
Seller Plans	9.02(b)
Straddle Period	8.06(b)
Structural Changes	2.08
Subsidiary Securities	3.07(b)
Tax Benefit	8.06(e)
Tax Claim	8.06(g)
Tax Indemnified Party	8.06(g)
Tax Indemnifying Party	8.06(g)
Termination Date	12.01(b)
Third Party Claim	11.03(b)
Transition Services	5.05(a)
Transition Services Agreement	5.05(a)
Transferred Employees	9.01
UK Defined Benefit Scheme	3.20(e)
Vacation Policy	9.02(g)

Term	Section
WARN	9.02(h)
Warranty Breach	11.02(a)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Appendices, Exhibits and Schedules are to Articles, Sections, Appendices, Exhibits and Schedules of this Agreement unless otherwise specified.  All Appendices, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Without limiting the generality of the preceding sentence, all matters disclosed in the Disclosure Schedule relevant to a Section of this Agreement shall be deemed to be incorporated into and made a part of such Section.  Any capitalized terms used in any Appendix, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE 2
Purchase and Sale

Section 2.01. Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares, free and clear of all Liens.  The purchase price for the Shares is $850,000,000 in cash (the “Cash Free/Debt Free Price”).  The amount payable by Buyer to Seller at the Closing (the “Closing Payment”) is an amount in cash equal to the Cash Free/Debt Free Price, plus (i) the Estimated Closing Cash, plus (ii) the Estimated Closing Inter-Company Non-

Trading Receivables, plus (iii) if Estimated Closing Net Working Capital exceeds Target Net Working Capital, the amount of such excess, less (iv) if Target Net Working Capital exceeds Estimated Closing Net Working Capital, the amount of such excess, less (v) the Estimated Closing External Debt, less (vi) the Estimated Closing Inter-Company Non-Trading Payables.  The Closing Payment shall be made as provided in Section 2.03 and shall be subject to adjustment as provided in Section 2.06.

Section 2.02.  Non-Trading Payments.  In addition to the payment of the Closing Payment as set forth in Section 2.01, immediately after the Closing, (i) Buyer agrees to cause the Acquired Companies to pay to Seller or its Affiliates (as Seller shall determine) the Estimated Closing Inter-Company Non-Trading Payables in the applicable currency (the “Buyer Non-Trading Payment”) and (ii) Seller agrees to pay (or cause to be paid) to the appropriate Acquired Companies the Estimated Closing Inter-Company Non-Trading Receivables in the applicable currency (the “Seller Non-Trading Payment”).

Section 2.03. Closing.  The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than two Business Days, after satisfaction (or, to the extent permitted under Law, waiver) of the conditions set forth in Article 10, or at such other time or place as Buyer and Seller may agree.  At the Closing:

(i)  Buyer shall deliver to Seller the Closing Payment in immediately available funds by wire transfer to one or more accounts of Seller designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by one or more certified or official bank checks payable in immediately available funds to the order of Seller in such amount).

(ii)  Other than with respect to Godiva Belgium NV and Godiva France SA, Seller shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

(iii)  Seller shall deliver to Buyer duly executed instruments of transfer and sold notes (in a form complying with the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong)) in respect of the shares in Godiva Chocolatier (Asia) Limited in favor of the Buyer.

(iv)  Seller and Buyer shall record the sale by Seller to Buyer of the shares of Godiva Belgium NV in the share register of Godiva Belgium NV or deliver a proxy to this effect.

(v)  With respect to Godiva France SA, Buyer and Seller shall cause the items set forth on Section 2.03(v) of the Disclosure Schedule to occur.

(vi)  Seller and Buyer shall each deliver such other documents, instruments and agreements as are required to be delivered by such party at the Closing pursuant to this Agreement.

Section 2.04.  Estimate Certificate.  Not less than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Estimate Certificate”) of a representative of Seller setting forth Seller’s good faith estimate of the following items at the Closing: (i) Cash (the “Estimated Closing Cash”), (ii) Inter-Company Non-Trading Receivables (the “Estimated Closing Inter-Company Non-Trading Receivables”), (iii) Net Working Capital (the “Estimated Closing Net Working Capital”), (iv) External Debt (the “Estimated Closing External Debt”), and (v) Inter-Company Non-Trading Payables (the “Estimated Closing Inter-Company Non-Trading Payables”) (items (i) through (v), collectively, the “Estimated Closing Items”).  The determination of the Estimated Closing Items shall be made by applying the principles, policies and practices used in connection with the preparation of the relevant portions of the Balance Sheet, including the adjustments, notes and assumptions set forth in Section 3.08 of the Disclosure Schedule.  The amounts set forth on the Estimate Certificate shall be conclusive for the purposes of calculating the Closing Payment, the Buyer Non-Trading Payment and the Seller Non-Trading Payment but the actual Closing Cash, Closing Inter-Company Non-Trading Receivables, Closing Net Working Capital, Closing External Debt and Closing Inter-Company Non-Trading Payables and any resulting adjustment to the Closing Payment shall be determined in accordance with the provisions of Section 2.05.

Section 2.05. Closing Statement.  (a) As promptly as practicable, but no later than 60 days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a certificate prepared by a representative of Buyer (the “Closing Statement”) setting forth Buyer’s calculation of the following items at the Closing: (i) Cash (the “Closing Cash”), (ii) Inter-Company Non-Trading Receivables (the “Closing Inter-Company Non-Trading Receivables”), (iii) Net Working Capital (the “Closing Net Working Capital”), (iv) External Debt (the “Closing External Debt”), and (v) Inter-Company Non-Trading Payables (the “Closing Inter-Company Non-Trading Payables”) (items (i) through (v), collectively, the “Closing Items”).  The determination of the Closing Items shall be made by applying the principles, policies and practices used in connection with the preparation of the relevant portions of the Balance Sheet, including the adjustments, notes and assumptions set forth in Section 3.08 of the Disclosure Schedule and shall be accompanied by appropriate information and documentation in reasonable detail supporting Buyer’s calculations.

(b)  If Seller disagrees with Buyer’s calculation of any of the Closing Items delivered pursuant to Section 2.05(a), Seller may, within 30 days after delivery of the Closing Statement referred to in Section 2.05(a), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees.

(c)  If a notice of disagreement shall be duly delivered pursuant to Section 2.05(b), Buyer and Seller shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts of the Closing Items.  If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause an independent accountant of nationally recognized standing, reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the disputed Closing Items.  In making such calculation, such independent accountant shall consider only those items or amounts in the Closing Items as to which Seller has disagreed and shall make its determination strictly in accordance with the principles, policies and practices used in connection with the preparation of the Balance Sheet, including the adjustments, notes and assumptions set forth in Section 3.08 of the Disclosure Schedule.  Such independent accountant shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation, it being understood that the amount of the disputed items or amounts calculated by the independent accountant shall not (i) in the case of Closing Cash, Closing Inter-Company Non-Trading Receivables and Closing Net Working Capital, be more than the amount thereof shown in Seller’s calculations delivered pursuant to Section 2.05(b) nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.05(a) and (ii) in the case of Closing External Debt and Closing Inter-Company Non-Trading Payables, be more than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.05(a) nor less than the amount thereof shown in Seller’s calculations delivered pursuant to Section 2.05(b).  Such report shall be final and binding upon the parties hereto.  The cost of such review and report shall be borne by Buyer if the difference between the Final Closing Items and Buyer’s calculation of the Closing Items delivered pursuant to Section 2.05(a) is greater than the difference between the Final Closing Items and Seller’s calculation of the Closing Items delivered pursuant to Section 2.05(b), by Seller if the first such difference is less than the second such difference and otherwise equally by Buyer and Seller.

(d)  Buyer and Seller agree that they will, and agree to cause their respective independent accountants and each of the Acquired Companies and the Subsidiary to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Items and in the conduct of the audits or reviews referred to in Section 2.05(c), including without limitation, the making available to the extent necessary of books, records, work papers and personnel.

Section 2.06.  Adjustment to the Closing Payment.  (a) If:

(i)  Estimated Closing Cash exceeds Final Closing Cash, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.06(b), the amount of such excess.  If Final Closing Cash exceeds Estimated Closing Cash, Buyer shall pay to Seller in the manner and with interest as provided in Section 2.06(b), the amount of such excess.  “Final Closing Cash” means Closing Cash as shown in Buyer’s calculation delivered pursuant to Section 2.05(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.05(b), or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.05(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.05(c); provided that, in no event shall Final Closing Cash be more than Seller’s calculation of Closing Cash delivered pursuant to Section 2.05(b) or less than Buyer’s calculation of Closing Cash delivered pursuant to Section 2.05(a);

(ii)  Estimated Closing Inter-Company Non-Trading Receivables exceeds Final Closing Inter-Company Non-Trading Receivables, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.06(b), the amount of such excess, and Buyer shall cause the applicable Acquired Companies to pay to Seller or its Affiliates (as Seller shall determine) an offsetting amount, based, if applicable, on the previously agreed interest rate (and if none, at the Reference Rate) and in the applicable currency.  If Final Closing Inter-Company Non-Trading Receivables exceeds Estimated Closing Inter-Company Non-Trading Receivables, Buyer shall pay to Seller in the manner and with interest as provided in Section 2.06(b), the amount of such excess and Seller or its Affiliates (as Seller shall determine) shall pay to the applicable Acquired Companies an offsetting amount, based, if applicable, on the previously agreed interest rate (and if none, at the Reference Rate) and in the applicable currency.  “Final Closing Inter-Company Non-Trading Receivables” means Closing Inter-Company Non-Trading Receivables as shown in Buyer’s calculation delivered pursuant to Section 2.05(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.05(b), or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.05(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.05(c); provided that, in no event shall Final Inter-Company Non-Trading Receivables be more than Seller’s calculation of Closing Inter-Company Non-Trading Receivables delivered pursuant to Section 2.05(b) or less than Buyer’s calculation of Closing Inter-Company Non-Trading Receivables delivered pursuant to Section 2.05(a);

(iii)  Estimated Closing Net Working Capital exceeds Final Closing Net Working Capital, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.06(b), the amount of such excess.  If Final Closing Net Working Capital exceeds Estimated Closing Net Working Capital, Buyer shall pay to Seller in the manner and with interest as provided in Section 2.06(b), the amount of such excess.  “Final Closing Net Working Capital” means Closing Net Working Capital as shown in Buyer’s calculation delivered pursuant to Section 2.05(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.05(b), or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.05(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.05(c); provided that, in no event shall Final Closing Net Working Capital be more than Seller’s calculation of Closing Net Working Capital delivered pursuant to Section 2.05(b) or less than Buyer’s calculation of Closing Net Working Capital delivered pursuant to Section 2.05(a);

(iv)  Estimated Closing External Debt exceeds Final Closing External Debt, Buyer shall pay to Seller in the manner and with interest as provided in Section 2.06(b), the amount of such excess.  If Final Closing External Debt exceeds Estimated Closing External Debt, Seller shall pay to Buyer in the manner and with interest as provided in Section 2.06(b), the amount of such excess.  “Final Closing External Debt” means Closing External Debt as shown in Buyer’s calculation delivered pursuant to Section 2.05(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.05(b), or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.05(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.05(c); provided that, in no event shall Final Closing External Debt be less than Seller’s calculation of Closing External Debt delivered pursuant to Section 2.05(b) or more than Buyer’s calculation of Closing External Debt delivered pursuant to Section 2.05(a); and

(v)  Estimated Closing Inter-Company Non-Trading Payables exceeds Final Closing Inter-Company Non-Trading Payables, Buyer shall pay to Seller in the manner and with interest as provided in Section 2.06(b), the amount of such excess, and Seller or its Affiliates (as Seller shall determine) shall pay to the applicable Acquired Companies an offsetting amount, based, if applicable, on the previously agreed interest rate (and if none, at the Reference Rate) and in the applicable currency.  If Final Closing Inter-Company Non-Trading Payables exceeds Estimated Closing Inter-Company Non-Trading Payables, Seller shall pay to Buyer in the manner and with interest as provided in Section 2.06(b), the amount of such excess, and Buyer shall cause the applicable Acquired Companies to pay to Seller or its Affiliates (as Seller shall determine) an offsetting amount, based, if applicable, on the previously agreed interest rate (and if none, at the Reference Rate) and in the applicable currency.  “Final Closing Inter-Company Non-Trading Payables” means Closing Inter-Company Non-Trading Payables as shown in Buyer’s calculation delivered pursuant to Section 2.05(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.05(b), or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.05(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.05(c); provided that, in no event shall Final Closing Inter-Company Non-Trading Payables be less than Seller’s calculation of Closing Inter-Company Non-Trading Payables delivered pursuant to Section 2.05(b) or more than Buyer’s calculation of Closing Inter-Company Non-Trading Payables delivered pursuant to Section 2.05(a).

(b)  Any payment made by Buyer or Seller (or its Affiliates) pursuant to Section 2.06(a) shall be treated as an adjustment to the Closing Payment and shall be made in cash within five days after such calculation has been determined by delivery by Buyer or Seller (or its Affiliates), as the case may be, in immediately available funds by wire transfer to an account of Seller (in the case of a payment by Buyer) or Buyer (in the case of a payment by Seller) or by causing such payment to be credited to such account of the receiving party as may be designated by such party.  Any amount payable shall bear interest from and including the Closing Date to but excluding the actual date of payment at the previously agreed interest rate or, if none, at the Reference Rate.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.07.  Allocation of the Closing Payment.  Set forth on Exhibit C hereto is a statement (the “Allocation Statement”) prepared by Seller and Buyer to be used to allocate on a percentage basis the Closing Payment among the

Acquired Companies.  Seller and Buyer shall use the same percentages on the Allocation Statement to allocate among the Acquired Companies any payments that occur at or after the Closing that are adjustments to the Closing Payment or are made pursuant to Section 2.02.  Buyer and Seller agree to (i) be bound by the Allocation Statement (including any revisions thereto) and (ii) act in accordance with the Allocation Statement (including any revisions thereto) in the preparation, filing and audit of any Returns, unless required by applicable Law to do otherwise.

Section 2.08.  Structuring Considerations.  The parties agree that between the date of this Agreement and the Closing Date, at the request of the other party, they will consider and discuss in good faith alternative acquisition structures (including without limitation the acquisition of certain Shares by merger or an acquisition of Shares in a certain order or by Affiliates of Buyer and for there to be an additional Seller selling an Acquired Company in modified corporate form) (“Structural Changes”) to the extent that such Structural Changes may address the reasonable objectives of either party; provided that either party may withhold its consent if it determines, in its sole discretion acting in good faith, that such Structural Change (a) would impede or delay in any material way the ability of the parties to close the transactions contemplated by this Agreement or (b) otherwise adversely affect the benefits of the transactions contemplated by this Agreement to such party.  In the event that Structural Changes are identified and agreed to prior to the Closing Date, the parties shall reflect the Structural Changes (and any other modifications to the Agreement agreed to in connection with such Structural Changes) in an amendment to the Agreement that complies with the requirements of Section 13.02.

ARTICLE 3
Representations and Warranties of Seller

Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer as of the date of this Agreement and, unless otherwise indicated herein, as of the Closing Date that:

Section 3.01.  Corporate Existence and Power.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each Acquired Company is duly organized, validly existing and, to the extent relevant in a particular jurisdiction, in good standing under the laws of its jurisdiction of organization and has all corporate or other powers required to carry on its business as now conducted.  Each Acquired Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is, to the extent relevant in a particular jurisdiction, necessary, except for those jurisdictions where the failure to be so qualified would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by each of Seller and its Affiliates of the Transaction Documents to which each is or will be a party and the consummation of the transactions contemplated hereby are within the corporate powers and authority of each of Seller and its Affiliates and have been duly authorized by all necessary corporate action on the part of Seller and such Affiliates.  Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of each of Seller and such Affiliates enforceable against each of Seller and such Affiliates in accordance with its respective terms, (1) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (2) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by Seller of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than: (1) compliance with any applicable requirements of the HSR Act; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Seller to consummate the transactions contemplated hereby or for Seller or its Affiliates to perform their obligations under the Transaction Documents.

Section 3.04.  Noncontravention.  The execution, delivery and performance by each of Seller and its Affiliates of any of the Transaction Documents to which Seller or such Affiliates is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (1) violate or conflict with the organizational documents of each of Seller and such Affiliates , or any Acquired Company or the Subsidiary, (2) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to each of Seller and such Affiliates, or any Acquired Company or the Subsidiary, (3) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of each of Seller and such Affiliates, or any Acquired Company or the Subsidiary, or to a loss of any benefit to which each of

Seller and such Affiliates, or any Acquired Company or the Subsidiary is entitled, under any provision of any agreement, contract or other instrument to which each of Seller and such Affiliates, or any Acquired Company or the Subsidiary, is a party or by which any of them or their respective properties or assets is bound or (4) result in the creation or imposition of any Lien (other than Permitted Liens not affecting the Shares) upon or with respect to any Acquired Company, the Subsidiary, any of their respective properties or assets or the Shares, except, in the case of clauses (2), (3) and (4), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not, and would not be reasonably expected to, have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Seller to deliver the Shares at the Closing or for Seller or its Affiliates to perform their obligations hereunder.

Section 3.05.  Capitalization.  Section 3.05 of the Disclosure Schedule sets forth all outstanding shares of capital stock, voting securities or other equity interests of each of the Acquired Companies.  All outstanding shares of capital stock, voting securities or other equity interests of each Acquired Company have been duly authorized and validly issued and are fully paid and, other than shares in Godiva Belgium NV and Godiva France SA, non-assessable.  Except as set forth in Section 3.05 of the Disclosure Schedule, there are no outstanding (i) shares of capital stock, voting securities or other equity interests of any Acquired Company, (ii) securities of any Acquired Company convertible into or exchangeable for shares of capital stock, voting securities or other equity interests of any Acquired Company or (iii) options or other rights to acquire from any Acquired Company or Seller, or other obligation of any Acquired Company to issue, capital stock, voting securities or other equity interests of any Acquired Company or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of any Acquired Company (the items in clauses (i) through (iii) being referred to collectively as the “Acquired Company Securities”).  There are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any Acquired Company Securities.  Except for this Agreement, there are no agreements or other instruments relating to the issuance, sale or transfer of any Acquired Company Securities.

Section 3.06.  Ownership and Transfer of Shares.  Seller is the record and beneficial owner of the Shares, free and clear of any Lien.  Subject to compliance with the matters referred to in Section 3.03, Seller has the absolute right, authority and power to sell, assign and transfer the Shares to Buyer free and clear of any Lien.  At the Closing, Buyer will acquire good and valid title to the Shares, free and clear of any Lien, other than as a result of any action by Buyer or any of its Affiliates.

Section 3.07.  Subsidiary.  (a) The Subsidiary is the only subsidiary of any of the Acquired Companies.  The Subsidiary is a corporation duly organized under the laws of Delaware, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to carry on its business as now conducted, except as would not have, individually or in the aggregate, a Material Adverse Effect.  The Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  All of the outstanding capital stock or other equity securities of the Subsidiary is owned by Godiva Chocolatier, Inc., directly or indirectly, free and clear of any Lien.  All outstanding shares of capital stock and other equity interests of the Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding (1) shares of capital stock or other securities of the Subsidiary convertible into or exchangeable for shares of capital stock or other securities of the Subsidiary or (2) options or other rights to acquire from any Acquired Company or the Subsidiary, or other obligation of any Acquired Company or the Subsidiary to issue, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of the Subsidiary (the items in clauses (1) and (2) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of any Acquired Company or the Subsidiary or any other Person to repurchase, redeem or otherwise acquire the Subsidiary Securities.  There are no agreements or other instruments relating to the issuance, sale or transfer of the Subsidiary Securities.

Section 3.08.  Financial Statements.  Subject to Section 3.08 of the Disclosure Schedule, the Unaudited Financial Statements (i) have been prepared from the books and records of Campbell, Seller, the Acquired Companies and the Subsidiary, (ii) have been prepared in accordance with GAAP consistently applied and (iii) present fairly, in all material respects, the financial condition and the results of operations of the Acquired Companies and the Subsidiary at their respective dates and for the periods covered by such statements.  The Acquired Companies and the Subsidiary have not received any written advice or notification, and to the knowledge of Seller, any oral advice or notification, from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Unaudited Financial Statements or the books and records, any properties, assets, liabilities, revenues or expenses.  None of the Acquired Companies and the Subsidiary has engaged in any transaction, maintained any bank account, or used any of its funds, except for transactions, bank accounts and funds that have been, and are, reflected in the normally maintained books and records of the Acquired Companies and the Subsidiary.  The “EBIT Reconciliation” set forth in item #1 of Section 3.08(a) of the Disclosure Schedule (the “EBIT Reconciliation”) sets forth the material items required to reconcile the EBIT calculations set forth on the Unaudited Financial Statements to EBIT set forth in the Information Memorandum regarding the Acquired Companies dated Fall 2007 and previously provided to Buyer.  No single item included in the “Others” line item of the EBIT Reconciliation exceeds $300,000.  The “Balance Sheet Reconciliation” set forth in item #2 of Section 3.08(a) of the Disclosure Schedule (the “Balance Sheet Reconciliation”) sets forth the material items required to reconcile the Balance Sheet to the balance sheet set forth in the Information Memorandum regarding the Acquired Companies dated Fall 2007 and previously provided to Buyer.

Section 3.09.  Inventory; Receivables; Payables.  (a) Subject to any reserve included in the Balance Sheet, at the Balance Sheet Date, all inventories of the Acquired Companies and the Subsidiary (including inventory ordered but not yet received) consisted of items of a quality usable or saleable in the normal course of the business of the Acquired Companies consistent with past practices and were in quantities sufficient for the normal operation of the businesses of the Acquired Companies in accordance with past practices.  The values at which inventories are shown on the Balance Sheet have been determined in accordance with the customary valuation policy of the Acquired Companies consistent with past practice.  Since the Balance Sheet Date, the Acquired Companies have continued to replenish their inventory and to dispose of out-of-season and slow-moving inventory in a normal and customary manner consistent with past practices prevailing in the business of the Acquired Companies.

(b)  The receivables of the Acquired Companies and the Subsidiary which have arisen in connection with the business of the Acquired Companies and the Subsidiary and which, with respect to the Acquired Companies and the Subsidiary, are reflected in the Unaudited Financial Statements, have arisen only from bona fide transactions entered into and, to the knowledge of Seller, are, except to the extent of the reserves therefore, if any, set forth in the Unaudited Financial Statements, collectible in the ordinary course of business consistent with past practice.

(c)  All accounts payable of the Acquired Companies and the Subsidiary have arisen in the ordinary course of business.

Section 3.10.  Absence of Certain Changes.  Since the Balance Sheet Date, the business of the Acquired Companies and the Subsidiary has been conducted in the ordinary course consistent with past practices and there has not been:

(i)  any event, occurrence or development which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other voting or equity securities of any Acquired Company or by the Subsidiary to any Person other than the Subsidiary or any Acquired Company, or any repurchase, redemption or other acquisition by any Acquired Company or the Subsidiary of any outstanding shares of capital stock or other securities of any Acquired Company, the Subsidiary or any other entity;

(iii)  any amendment of any term of any outstanding security of any Acquired Company or the Subsidiary;

(iv)  any incurrence, assumption or guarantee by any Acquired Company or the Subsidiary of any indebtedness for borrowed money other than from Seller or its Affiliates in the ordinary course of business consistent with past practice;

(v)  any making of any loan, advance or capital contribution to or investment in any Person by any Acquired Company or the Subsidiary other than loans, advances or capital contributions to the Subsidiary or investments made in the Subsidiary in the ordinary course of business consistent with past practice and other than travel, relocation and similar advances to employees in the ordinary course of business consistent with past practice;

(vi)  any material change in any method of accounting or accounting practice by any Acquired Company or the Subsidiary (except for any such change required by reason of a concurrent change in GAAP);

(vii)  any sale (other than sales of inventory, whether through retail channels or sales through wholesalers, in the ordinary course of business), assignment or other disposition (including by sublease) of any material asset or property of any Acquired Company or the Subsidiary or imposition of any Lien (other than Permitted Liens) on any material asset or property of any Acquired Company or the Subsidiary;

(viii)  any (1) employment, deferred compensation, severance, retirement or other similar agreement entered into as of the date hereof with any director, officer, employee, agent or representative of any Acquired Company or the Subsidiary (or any amendment to any such existing agreement), (2) grant of any severance or termination pay to any director, officer, employee, agent or representative of any Acquired Company or the Subsidiary as of the date hereof, or (3) change in compensation or other benefits payable (including under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement) to any director, officer, employee, agent or representative of any Acquired Company or the Subsidiary (other than pursuant to existing individual employment arrangements, award or service agreements, or collective bargaining agreements, previously provided to Buyer prior to the date hereof or by operation of Law) as of the date hereof, in each case other than in the ordinary course of business consistent with past practice;

(ix)  any adoption of or change (other than a change required by Law) in any Employee Plan or International Plan maintained by any Acquired Company or the Subsidiary or any compensation or labor policy;

(x)  any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Acquired Companies and the Subsidiary having a replacement cost of more than $150,000 for any single loss or $750,000 for all such losses;

(xi)  as of the date of this Agreement, any capital expenditures or capital additions or betterments in excess of $1,500,000 individually or $20,000,000 in the aggregate, or any commitments to do the same, by any Acquired Company or the Subsidiary;

(xii)  grant of any license or sublicense of any Intellectual Property Right in which any Acquired Company or the Subsidiary has any interest, except in the ordinary course of business consistent with past practice;

(xiii)  any material change in any tax accounting or tax reporting principles, methods or policies, any election or rescission of any material election relating to Taxes, or any material settlement or compromise of any claim relating to Taxes all with respect to any Acquired Company or the Subsidiary;

(xiv)  any institution by any of the Acquired Companies and the Subsidiary or settlement of any legal proceeding involving any of the Acquired Companies and the Subsidiary with respect to an amount in excess of $1,000,000; or

(xv)  any agreement, whether or not in writing, to do any of the foregoing by any Acquired Company or the Subsidiary.

Section 3.11.  No Undisclosed Material Liabilities.  There are no liabilities of any Acquired Company or the Subsidiary of any kind, other than:

(a)  liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b)  liabilities incurred in the ordinary course of business since the Balance Sheet Date; and

(c)  other undisclosed liabilities that would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.12.  Material Contracts.  (a) As of the date of this Agreement, neither any Acquired Company nor the Subsidiary is, or has any assets or properties that are, bound by (collectively, the “Material Contracts”):

(i)  any agreement, indenture or other instrument relating to the borrowing of money (other than any such agreement with Seller or any of its Affiliates) or incurrence, assumption or guarantee of any indebtedness or imposing of any material Lien;

(ii)  any material agreement, license, contract or commitment pursuant to which any trade secret, confidential or other proprietary information, or any customer information of any Acquired Company or the Subsidiary may be transferred, disclosed to or used by any Person other than Campbell and its Affiliates;

(iii)  any agreement, contract or commitment for the purchase of materials, supplies, goods, services or equipment providing for either (A) annual payments of $500,000 or more or (B) aggregate payments of $1,000,000 or more, in each case (x) that cannot be terminated on less than one year’s notice without payment of any material penalty and (y) excluding purchases of inventory in the ordinary course of business;

(iv)  any agreement, contract or commitment, or group of related agreements, contracts or commitments, requiring a single capital expenditure by an Acquired Company or the Subsidiary of greater than $1,000,000;

(v)  any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, other than travel, relocation and similar advances to employees in the ordinary course of business;

(vi)  any material partnership, joint venture, strategic alliance or similar agreement or arrangement;

(vii)  any agreement, contract or arrangement for the sale of any of the assets of the Acquired Companies or the Subsidiary other than in the ordinary course of business consistent with past practice or for the grant to any Person of any preferential rights to purchase any assets of the Acquired Companies or the Subsidiary other than in connection with commercial transactions entered into in the ordinary course of business;

(viii)  any written agreement or contract with Seller or any of its Affiliates that will survive the Closing and is not with respect to goods, services or supplies that are covered by the Transition Services;

(ix)  written contracts or agreements with Major Suppliers;

(x)  the agreements and licenses that are required to be set forth on Section 3.19(a)(ii) or Section 3.19(a)(iii) of the Disclosure Schedule; or

(xi)  any agreement, contract, written understanding or commitment limiting the freedom of any Acquired Company or the Subsidiary to engage in any line of business or to compete with any Person except for customary exclusives and restrictions as may be contained in leases or other occupancy contracts that relate to a certain shopping center or a specified geographic radius surrounding a retail store operated by an Acquired Company and not to the business generally.

Seller has furnished or made available to Buyer true and complete copies of all the Material Contracts as in effect on the date of this Agreement (together with all amendments, modifications or supplements thereto) required to be disclosed in Section 3.12 of the Disclosure Schedule.

(b)  Each Material Contract required to be disclosed in Section 3.12 of the Disclosure Schedule or entered into after the date hereof which would have been required to be disclosed in Section 3.12 of the Disclosure Schedule if it had been entered into prior to the date of this Agreement is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.  No Acquired Company nor the Subsidiary or, to the knowledge of Seller, any other party thereto, is in default or breach in any material respect under the terms of any Material Contract (including any Material Contract entered into after the date hereof that would have been required to be disclosed in Section 3.12 of the Disclosure Schedule if it had been entered into prior to the date of this Agreement) and, to the knowledge of Seller, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect by any Acquired Company, the Subsidiary or any other party thereunder.  No party to any Material Contract (including any Material Contract entered into after the date hereof that would have been required to be disclosed in Section 3.12 of the Disclosure Schedule if it had been entered into prior to the date of this Agreement) has exercised any termination rights with respect thereto, and no party has given written notice of termination or any significant dispute with respect to any Material Contract (including any Material Contract entered into after the date hereof that would have been required to be disclosed in Section 3.12 of the Disclosure Schedule if it had been entered into prior to the date of this Agreement).

Section 3.13.  Litigation.  There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against, any Acquired Company or the Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14.  Properties.  (a) Section 3.14 of the Disclosure Schedule identifies by address any real property owned, leased or subleased by an Acquired Company or the Subsidiary as of the date of this Agreement (the “Leases”).  Seller has furnished or made available to Buyer true and complete copies of each Lease.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each material Lease is in full force and effect in accordance with its terms; (ii) all material amounts due and payable as rent due under each such Lease have been paid in full (except that routine reconciliations of typical lease charges such as taxes, common area maintenance payments, insurance and the like may still be owed for prior periods if such amounts have not been billed by landlords or are in the routine process of payment on the date of this Agreement or are being disputed); and (iii) no Acquired Company nor the Subsidiary, or to the knowledge of Seller, any other party thereto, is in default or breach in any material respect under the terms of any such material Lease.

Section 3.15.  Sufficiency of Assets.  As of the Closing Date, the assets of the Acquired Companies and the Subsidiary, together with the services provided to the Acquired Companies and the Subsidiary as contemplated by Section 5.05, will be sufficient, in all material respects, to conduct the business of the Acquired Companies and the Subsidiary as conducted on the date of this Agreement.

Section 3.16.  Licenses and Permits.  The Acquired Companies and the Subsidiary have all Permits necessary for the operation of the business of the Acquired Companies and the Subsidiary as such business is being conducted as of the date of this Agreement, except for the absence of such Permits as would not have, individually or in the aggregate, a Material Adverse Effect.  None of the Acquired Companies nor the Subsidiary is in default in any material respect under any of such Permits.

Section 3.17.  Environmental Matters.  Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)  No written notice, request for information, order, complaint or penalty has been received by Seller or any of its Affiliates, any Acquired Company or the Subsidiary within the two years preceding the date of this Agreement or as to matters that have not been resolved, and there are no judicial, administrative or other actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened, which allege a violation of or liability under any Environmental Law, in each case relating to any Acquired Company or the Subsidiary or any property currently owned, leased or operated by any Acquired Company or the Subsidiary and arising out of any Environmental Law;

(b)  Each Acquired Company and the Subsidiary, any property currently owned or operated by any Acquired Company or the Subsidiary and any property currently leased by any Acquired Company or the Subsidiary, have in full force and effect all Permits necessary for their operations to comply with all applicable Environmental Laws and are, and at all times since January 1, 2006 have been, in compliance with the terms of such Permits and with all other applicable Environmental Laws; and

(c)  No property now or previously owned, leased or operated by any Acquired Company or the Subsidiary or any property to which an Acquired Company or the Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

Section 3.18.  Compliance with Laws.  Each Acquired Company and the Subsidiary is, and at all times since January 1, 2006 has been, in compliance with all applicable Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.19.  Intellectual Property. (a) Section 3.19(a) of the Disclosure Schedule contains a  true and complete list of (i) all material registrations and applications for registration included in the Owned Intellectual Property Rights as of the date of this Agreement, (ii) all material agreements (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms) to which any Acquired Company or the Subsidiary is a party as of the date of this Agreement and pursuant to which any Acquired Company or the Subsidiary obtains the right to use any Licensed Intellectual Property Rights; and (iii) all material agreements (excluding, for the avoidance of doubt, any incidental licenses granted in the ordinary course of business) to which any Acquired Company or the Subsidiary is a party as of the date of this Agreement and pursuant to which any Acquired Company or the Subsidiary grants to any third party the right to use the GODIVA trademark or logo in connection with the sale of GODIVA branded products or services.

(b)  As of the Closing, to the knowledge of Seller, the Owned Intellectual Property Rights, together with the Licensed Intellectual Property Rights and the services provided to the Acquired Companies and the Subsidiary pursuant to the services contemplated by Section 5.05, constitute all of the Intellectual Property Rights necessary to the conduct of the business of the Acquired Companies and the Subsidiary, each as currently conducted.  To the knowledge of Seller, the rights contained within the Owned Intellectual Property Rights with respect to the GODIVA trademark and logo are valid, subsisting and enforceable.  An Acquired Company or the Subsidiary owns all right, title and interest contained within the Owned Intellectual Property Rights with respect to the GODIVA trademark and logo and, to the knowledge of Seller, such ownership is free and clear of any Lien (other than Permitted Liens).

(c)  To the knowledge of Seller, none of the Acquired Companies and the Subsidiary have infringed or misappropriated any Intellectual Property Right of any third party in any material respect.  There is no written claim or proceeding pending against or, to the knowledge of Seller, threatened against any Acquired Company or the Subsidiary alleging that any Acquired Company or the Subsidiary has infringed or misappropriated any Intellectual Property Right of any third party in any material respect.  To the knowledge of Seller, there are no proceedings pending or threatened against any Acquired Company or the Subsidiary challenging the validity, enforceability, use or exclusive ownership of the rights contained within the Owned Intellectual Property Rights with respect to the GODIVA trademark and logo.

(d)  To the knowledge of Seller, no person has infringed, is currently infringing or misappropriated any Owned Intellectual Property Right in any material respect.

(e)  To the knowledge of Seller, there has not been any material failure of the information technology systems of the Acquired Companies and the Subsidiary within the last year.

Section 3.20.  Employee Benefit Plans.  (a) Section 3.20(a) of the Disclosure Schedule contains a list of each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or material arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), excluding any statutorily required plan (other than workers’ compensation), which covers any employee or former employee of the Acquired Companies.  Such plans are referred to collectively herein as the “Employee Plans”; provided that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of such term) shall not constitute an Employee Plan. Seller has made available to Buyer copies (or to the extent no such copy exists, an accurate description) of each Employee Plan and, if applicable, related trust or funding agreements or insurance policies, and all material amendments to each Employee Plan, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan or trust.

(b)  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked.  The Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.

(c)  To the knowledge of Seller, none of the Acquired Companies or the Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Acquired Company or the Subsidiary, except as required to avoid excise tax under Section 4980B of the Code or to comply with non-U.S. Laws.

(d)  Section 3.20(d) of the Disclosure Schedule contains a list of each International Plan.  Copies or descriptions of each International Plan and any amendments thereto have been made available to Buyer, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, actuarial reports relating thereto and prospectuses or summary plan descriptions relating thereto have been made available to Buyer.  Each International Plan has been maintained in material compliance with its terms and with the requirements prescribed by applicable law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities.

(e)  Except with respect to the Campbell’s Group Pension Scheme (the “UK Defined Benefit Scheme”), neither Godiva U.K. Limited nor its Affiliates currently or at any time since April 27, 2004 have been connected with or an associate of (as those terms are used in the UK Pensions Act 2004 (“PA04”)) an employer in relation to an occupational pension scheme (as defined in section 1 of the UK Pension Schemes Act 1993 (“PSA 1993”)) established in the UK which is not a money purchase scheme (as defined in section 181 of PSA 1993).

Section 3.21.  Finders’ Fees.  Except for Centerview Partners LLC, whose fees will be paid by Seller or an Affiliate of Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates, the Acquired Companies or the Subsidiary which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.22.  Food and Health Safety.  (a) The Acquired Companies and the Subsidiary are and, since January 1, 2006, have been in compliance in all material respects with all Food Safety Laws, and no claim has been filed against the Acquired Companies or the Subsidiary alleging a violation of any such Food Safety Laws which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Acquired Companies and the Subsidiary have not, as of the date of shipment, released products that are “adulterated,” “misbranded,” or otherwise unfit for human consumption under the applicable Food Safety Laws.

(b)  Since January 1, 2006, there have been no recalls or withdrawals of products produced or sold by the Acquired Companies or the Subsidiary or other similar federal, state or private actions with respect to such products and, to the knowledge of Seller, no facts or circumstances exist that could reasonably be expected to result in such actions.

(c)  To the knowledge of Seller, each of the material suppliers, co-packers, manufacturers and distributors of any of the Acquired Companies and the Subsidiary are in compliance in all material respects with all Food Safety Laws as they relate to the products of the Acquired Companies or the Subsidiary.  There is no action, suit, claim, investigation or proceeding pending against or, to the Knowledge of the Seller, threatened against the Acquired Companies regarding the existence of a defect in the manufacture, production, distribution or sale of any products made, sold or distributed on behalf of the Acquired Companies or the Subsidiary which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)  To the extent required by a governmental authority, all labeling used on the products of the Acquired Companies or the Subsidiary has been filed or registered with and/or approved by each governmental authority that require such filing, registration and/or approval.  To the extent any of the products of the Acquired Company and the Subsidiary are labeled or otherwise marketed as being “Kosher,” “Parve,” “Hechsher,” “Organic,” “All Natural,” “Low Calorie,” “Sugar Free,” or any similar claim, the Acquired Companies or the Subsidiary possess appropriate certifications or scientifically reliable materials to substantiate such claims.

Section 3.23.  Labor and Employment Matters.  Except as set forth in Section 3.23 of the Disclosure Schedule, (a) neither the Acquired Companies nor the Subsidiary is, or within the past three (3) years has been, a party to any labor or collective bargaining contract that pertains to employees of the Acquired Companies or the Subsidiary; and (b) to the Seller’s knowledge and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no organizing activities or collective bargaining arrangements that could affect the Acquired Companies or the Subsidiary pending or under discussion with any labor organization or group of employees of the Acquired Companies or the Subsidiary; (ii) there are no ongoing or pending strikes, picketing, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Acquired Companies or the Subsidiary; and (iii) there are no complaints, charges or claims against the Acquired Companies or the Subsidiary pending with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Acquired Companies or the Subsidiary, of any individual.

Section 3.24.  Suppliers.  Section 3.24 of the Disclosure Schedule lists, by percentage of total purchases by or for the Acquired Companies and the Subsidiary for the fiscal year ended as of the Balance Sheet Date, (i) the ten largest vendors, (ii) the five largest suppliers, and (iii) the five largest co-

manufacturers of the Acquired Companies and the Subsidiary (whether directly or through any of Campbell and its Affiliates), individually and as a whole (each of the foregoing in clauses (i), (ii) and (iii), a “Major Supplier”).  Since January 1, 2007, there has not been any material adverse change in the business relationship, and there been no material dispute, between the Acquired Companies and the Subsidiary (or any of Campbell and its Affiliates with respect to any of the Acquired Companies and the Subsidiary) and any Major Supplier, and no Major Supplier has provided notice of its intention to cease or reduce its sales to any of the Acquired Companies and the Subsidiary.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller, as of the date of this Agreement and, unless otherwise indicated herein, as of the Closing Date that:

Section 4.01.  Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate or other power and authority required to carry on its business as now conducted and to perform all of its obligations under each Transaction Document to which it will be party.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of Buyer, as applicable, enforceable against Buyer in accordance with its respective terms, (1) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (2) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby require no material action, consent or approval by or in respect of, material filing with or material notice to, any governmental body, agency or official other than: (1) compliance with any applicable requirements of the HSR

Act and the Competition Laws of Turkey; and (2) any other such action or filing as to which the failure to make or obtain would not materially impair the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (1) violate or conflict with the certificate of incorporation or bylaws (or other organizational documents) of Buyer, (2) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or (3) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer, or to a loss of any material benefit to which Buyer is entitled under any provision of any agreement, contract or other instrument to which Buyer is a party or by which Buyer or its properties or assets is bound, except in the case of the foregoing clauses (2) and (3), for any such contravention, conflict, violation, termination, cancellation, acceleration or loss that would not, individually or in the aggregate, materially impair the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

Section 4.05.  Financing.  Buyer has and will have prior to the Closing sufficient cash, available lines of credit or other sources of immediately available funds necessary to enable it to (i) pay the Closing Payment at Closing and any other amounts payable by Buyer hereunder and (ii) cause the Acquired Companies to pay any amounts payable by the Acquired Companies to the Seller or its Affiliates pursuant to this Agreement.

Section 4.06.  Litigation; Compliance with Laws.  There are no claims, actions, suits, investigations or proceedings pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or any subsidiary of Buyer, any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.  Except as would not, individually or in the aggregate, materially impact the ability of Buyer to consummate the transactions contemplated by the Transaction Documents, Buyer and its subsidiaries are in compliance in all material respects with all applicable Laws (including with respect to entering into this Agreement and consummating the transactions contemplated hereby).

Section 4.07.  Finders’ Fees.  Except for Citigroup Global Markets Inc. and Standard Unlu, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.08.  Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution (as such term is used in Section 2(11) of the Securities Act of 1933) thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Shares as contemplated hereunder.  Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents.  Buyer acknowledges that, to the extent necessary to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents, Seller and its Affiliates have given Buyer access to key employees, documents and facilities of the Acquired Companies and the Subsidiary and, to the extent related to the Acquired Companies or the Subsidiary, Seller and its Affiliates.

ARTICLE 5
Covenants of Seller

Seller agrees that:

Section 5.01.  Conduct of the Company.  From the date of this Agreement until the Closing Date, except as set forth in the Disclosure Schedule or as expressly contemplated by any of the Transaction Documents, Seller shall cause each Acquired Company and the Subsidiary to (1) conduct its business in the ordinary course in a manner consistent with past practice and (2) use its reasonable efforts to preserve intact its business organizations and relationships and goodwill with third parties and to keep available the services of its present employees.  Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except as required by Law, as set forth in the Disclosure Schedule or as expressly contemplated by the Transaction Documents, Seller will not, without the prior consent of Buyer (not to be unreasonably withheld), permit an Acquired Company or the Subsidiary to:

(a)  adopt or propose any change in its organizational documents;

(b)    merge or consolidate with any other Person or acquire a material amount of assets from any other Person other than (1) pursuant to existing contracts, agreements or commitments that are disclosed herein or in the Disclosure Schedule and (2) the acquisition of inventory, materials or supplies in the ordinary course of business;

(c)    sell, assign, license or otherwise dispose of (including by sublease) any material assets or property except (1) pursuant to existing contracts or commitments that are in the Disclosure Schedule or (2) for the sale of inventory in the ordinary course of business;

(d)    make any loan, advance or capital contribution to or investment in any Person, except for customary travel, relocation and similar advances in the ordinary course of business consistent with past practice;

(e)    transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, any of the Acquired Companies or the Subsidiary, or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, any of the Acquired Companies or the Subsidiary;

(f)    effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of any of the Acquired Companies or the Subsidiary, or amend the terms of any outstanding securities of any of the Acquired Companies or the Subsidiary;

(g)    (A) increase the salary or other compensation of any director, officer or employee of any of the Acquired Companies or the Subsidiary, except for normal increases in the ordinary course of business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of any of the Acquired Companies or the Subsidiary or otherwise modify or amend or terminate any such plan or arrangement, except as required by an applicable labor agreement disclosed in the Disclosure Schedule or Law, or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of any of the Acquired Companies or the Subsidiary (or amend any such agreement to which any of the Acquired Companies or the Subsidiary is a party), except as required by existing individual employment arrangements, award or service agreements disclosed in the Disclosure Schedule or an applicable labor agreement disclosed in the Disclosure Schedule or Law;

(h)    enter into any commitment for capital expenditures of $1,000,000 individually or $5,000,000 in the aggregate;

(i)    enter into or renew any agreement, contract or arrangement that would be required, if existing on the date hereof, to be disclosed pursuant to Section 3.12(a)(vi), Section 3.12(a)(ix) or Section 3.12(a)(xi);

(j)    amend or modify in any material respect or terminate any (x) Material Contract or (y) any lease for any store with sales of more than $1,500,000 in the trailing twelve months prior to the date hereof, except for extensions or renewals of leases in the ordinary course of business pursuant to the terms of any lease and consistent with past practice;

(k)    settle or compromise any material pending or threatened litigation or any claim or claims that would (i) require any payment by any Acquired Company or the Subsidiary after the Closing Date, (ii) transfer or encumber any material asset or property of any Acquired Company or the Subsidiary, (iii) result in a material loss of revenue or (iv) place a material restriction on the business of the Acquired Companies or the Subsidiary;

(l)    make any material change in any Tax accounting or Tax reporting principles, methods or policies, elect or rescind any material election relating to Taxes, settle or compromise any claim relating to Taxes in a material amount, all with respect to the Acquired Companies or the Subsidiary; or

(m)    enter into a binding agreement to do any of the foregoing.

In addition, Seller will (i) pay all maintenance and similar fees and take all other appropriate actions as necessary to prevent the abandonment, loss or impairment of all Owned Intellectual Property Rights required to be set forth on Section 3.19(a)(i) of the Disclosure Schedule and (ii) transfer to the Acquired Companies or the Subsidiary those domain names set forth on Section 5.01 of the Disclosure Schedule.

Section 5.02. Access to Information.  (a) Access to Information Prior to Closing.  From the date of this Agreement until the Closing Date, Seller will (1) give, and will cause each Acquired Company and the Subsidiary to give, Buyer and its counsel, financial advisors, auditors and other authorized representatives, reasonable access to the books, records and properties of each Acquired Company and Subsidiary, (2) furnish, and will cause each Acquired Company and the

Subsidiary to furnish, to Buyer and its counsel, financial advisors, auditors and other authorized representatives, such financial and operating data and other information relating to the Acquired Companies and the Subsidiary as such Persons may reasonably request and (3) instruct the employees, counsel and financial advisors of Seller, the Acquired Companies and the Subsidiary to cooperate with Buyer in its investigation of the Acquired Companies and the Subsidiary and to provide such information and assistance as Buyer or its representatives may reasonably request to assist with its financing for the transactions contemplated hereby.  Any investigation pursuant to this Section 5.02 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of Seller or any of its Affiliates, the Acquired Companies or the Subsidiary.  Notwithstanding the foregoing, Buyer shall not have access to personnel records relating to individual performance or evaluation records, medical histories or other information the disclosure of which in Seller’s good faith opinion could subject Seller or any of its Affiliates, the Acquired Companies or the Subsidiary to risk of liability.

(b)   Access to Information Following Closing.  From and after the Closing Date, Seller will afford promptly to Buyer and its counsel, auditors and other authorized representatives reasonable access to its books of account, financial and other records, employees and auditors to the extent they relate to the Acquired Companies or the Subsidiary and to the extent necessary to permit Buyer to determine any matter relating to its rights and obligations in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Acquired Companies or the Subsidiary or Buyer’s rights or obligations under any of the Transaction Documents; provided that any such access by Buyer and its counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of Seller, the Acquired Companies or any other respective Affiliates.

Section 5.03.  Maintenance of Insurance Policies.  Prior to the Closing, Seller and its Affiliates will use reasonable best efforts to maintain insurance policies for the Acquired Companies and the Subsidiary and their assets, properties and employees in an amount and scope consistent with any such insurance policies in effect as of the date of this Agreement.  The Acquired Companies and the Subsidiary shall after the Closing continue to have coverage under any such insurance policies in effect at the Closing with respect to, but only with respect to, occurrences prior to the Closing (except that, with respect to claims made policies, the Acquired Companies and the Subsidiary shall have coverage after the Closing only with respect to claims made prior to the Closing), and it is understood that (i) the Acquired Companies and the Subsidiary shall continue to be responsible for amounts (including deductibles) not covered by such insurance policies and (ii) the provisions of this Section 5.03 shall not obligate Seller or any of its Affiliates to pay any money with respect to any insurance policies (including, without limitation, with respect to insurance policies in effect on or prior to the Closing) after the Closing.

Section 5.04.  Non-Competition; Non-Solicitation.  (a) For a period of two years from the Closing Date, Seller shall not, and shall cause its Affiliates not to, (i) directly or indirectly, own any interest in, manage, control or operate any business involving the manufacture, production, distribution or sale of premium chocolates other than the businesses of Pepperidge Farm and Arnott’s as operated substantially in the manner that such businesses exist on the date hereof or (ii) own any interest in, manage, control or operate any retail stores, whether in corporate, proprietorship or partnership form or otherwise, focusing principally on the sale of chocolate (the “Restricted Businesses”); provided, however, that the restrictions contained in this Section 5.04(a) shall not restrict or prohibit (i) the acquisition (and subsequent ownership, management, control or operation) by Seller or any of its Affiliates of a business, whether in corporate, proprietorship or partnership form or otherwise, not principally engaged in the Restricted Business; provided that Seller and its Affiliates will use commercially reasonable efforts to divest such Restricted Business as promptly as reasonably practicable thereafter or (ii) the acquisition by Seller and its Affiliates, directly or indirectly, of less than 5% in the aggregate of the outstanding capital stock of any company engaged in a Restricted Business.

(b)    For a period of two years from the Closing Date, without the prior written consent of Buyer, Seller shall not, and shall cause its directors, officers, and employees not to, directly or indirectly, (i) cause, solicit, induce or encourage any executive or management employees of any of the Acquired Companies and the Subsidiary as of the Closing Date to leave such employment or hire, employ or otherwise engage any such individual; provided, however, that the foregoing provision will not prevent Seller from hiring any such individual that seeks employment with Seller (x) in response to general advertisements that are not specifically targeted at executive employees of the Acquired Companies and the Subsidiary, or (y) through third party employment agencies that do not specifically target executive or management employees of the Acquired Companies and the Subsidiary, or (ii) cause, induce or encourage any actual or prospective material supplier or licensor of any of the Acquired Companies and the Subsidiary, or any other Person who has a material business relationship with any of the Acquired Companies and the Subsidiary, to terminate or adversely modify any such actual relationship or avoid or deny a prospective relationship.

(c)     From and after the Closing Date, Seller shall not, and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit, other than as consistent with Section 5.04(a), or for the benefit of anyone other than Buyer, any Confidential Information (as defined below).  Seller shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law, the rules of any national securities exchange or any Returns or other filings required to be made with any Taxing Authority; provided, however, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order.  For purposes of this Section 5.04(c), “Confidential Information” means any information with respect to any of the Acquired Companies and the Subsidiary, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d)    The covenants and undertakings contained in this Section 5.04 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.04 may cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 5.04 may be inadequate.  Therefore, Buyer will be entitled to seek temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.04 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 5.04 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(e)    The parties hereto agree that if any provision contained in this Section 5.04 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.04, but this Section 5.04 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if it is determined that a specified time period, a specified business limitation or any other relevant feature of this Section 5.04 is unreasonable, arbitrary, against public policy, or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a lesser period of time, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary, not against public policy, and valid and enforceable under such applicable Law.

Section 5.05.  Transition Services.  (a) From and after the Closing Date, Seller shall provide transition services to Buyer in some or all of the following areas as reasonably requested by Buyer: (1) information technology, (2) human resources and benefits, (3) purchasing, (4) finance and accounting and (5) real estate administration (each, a “Transition Service” and collectively, the “Transition Services”).  The cost for all of the services to be provided for each Transition Service will be billed by Seller to Buyer and will be as follows:

(i)   information technology services shall cost $384,000 per month;

(ii)   human resources and benefits shall cost $100,000 per month for Campbell administrative costs plus an amount equal to the fees, claims and/or expenses (net of contributions paid by the Transferred Employees) paid by Campbell during the previous month with respect to the human resources services provided to employees of the Acquired Companies;

(iii)   purchasing services costs shall be $37,250 per month;

(iv)   finance and accounting costs shall be $10,500 per month; and

(v)   real estate administration costs shall be $5,750 per month.

(b)     The costs for Transition Services set forth in Section 5.05(a) are for all Transition Services that Seller intends to provide.  Buyer and Seller may mutually agree that only a portion of the Transition Services shall be provided to Buyer in which case Seller will reduce the costs associated with such Transition Service in proportion to the amount and type of Transition Services that are not provided to Buyer.

(c)     Seller and Buyer covenant and agree to use reasonable best efforts and to work together in good faith to finalize a definitive written agreement relating to the provision of Transition Services (the “Transition Services Agreement”) promptly after the date hereof.  As part of such discussions the parties will work in good faith to reach a mutually agreeable arrangement with respect to reasonable out-of-pocket expenses incurred with respect to the provision of Transition Services.  The Transition Services Agreement will reflect that:

(i)   the nature, quality, scope and standard of care with respect to Seller’s delivery of Transition Services shall be substantially identical to the services provided by Seller or its Affiliates to the Acquired Companies as of the date hereof (subject to any company wide changes made by Seller or its Affiliates with respect to services included in the Transition Services);

(ii)   the Transition Services will be provided at volumes or levels necessary for the Acquired Companies and the Subsidiary to conduct their business consistent with the 2008 fiscal year projections provided to Buyer;

(iii)  Seller and Buyer shall mutually agree on the period during which Buyer may request the provision of each Transition Service duration of each Transition Service; provided that no Transition Service shall be required to be provided for a period of more than twelve (12) months from the Closing Date;

(iv)  Seller shall have the right, in its sole discretion but subject to providing Buyer with prior notice, to satisfy its obligation to provide or procure Transition Services by causing one or more of its Affiliates or one or more subcontractors to provide or procure such Transition Services; provided that Seller shall remain liable for the performance of such Transition Services by any of its Affiliates or subcontractors;

(v)  Seller shall not be obligated to provide or procure Transition Services where the consent of a third Person is reasonably required for the provision of such Transition Services; provided that Seller and Buyer shall use reasonable best efforts to obtain, at no cost to Seller, such consents; and

(vi)   the Transition Services shall be subject to customary terms and limitations regarding liability, indemnification, damages and billing procedures to be agreed by Seller and Buyer.

(d)  In addition to the Transition Services to be provided or procured by Seller or its Affiliates in accordance with this Section 5.05, if requested by Buyer, and to the extent that Seller and the Buyer may mutually agree, Seller or its Affiliates shall provide additional services to the Buyer.  The Seller shall consider in good faith and not unreasonably deny any request made by Buyer pursuant to this Section 5.05(d).  The scope of any such additional services, as well as the term, costs, and other terms and conditions applicable to such additional services, shall be as mutually agreed by Seller and Buyer.

(e)  If Seller and Buyer are unable to reach a definitive written agreement with respect to Transition Services, Seller will, at Buyer’s request and consistent with the principles set forth in this Section 5.05, provide Transition Services to Buyer on commercially reasonable and customary terms and at the costs set forth in Section 5.05(a).

Section 5.06.  Third Party Consents.  Seller and Buyer shall, and Seller shall cause the Acquired Companies and the Subsidiary to, use, their commercially reasonable efforts to obtain at the earliest practicable date all material consents, waivers and approvals from, and provide all notices to, all Persons that are not a governmental body in connection with the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Section 3.04 hereof (except for such matters covered by Section 7.02 and Section 7.05).  All such consents, waivers, approvals and notices, other than those with respect to leases for Identified Stores as set forth in Section 7.05, shall be in writing and in form and substance satisfactory to Buyer.  Notwithstanding anything to the contrary in this Agreement, (i) neither Buyer nor Seller nor any of their Affiliates (which for purposes of this sentence shall include the Acquired Companies and the Subsidiary) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval and (ii) other than as specifically set forth in this Agreement, no consent, including with respect to leases for Identified Stores as set forth in Section 7.05, shall be required to consummate the Closing of the transactions contemplated by this Agreement.

Section 5.07.  Notification Of Certain Matters.  Seller shall give notice to Buyer and Buyer shall give notice to Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any legal proceeding against any of Seller, the Acquired Companies or the Subsidiary related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 5.08.  Resignation Of Directors.  If requested in writing by Seller, Seller shall cause each of the directors of the Acquired Companies and the Subsidiary to submit a letter of resignation effective on or before the Closing Date.

Section 5.09.  Delivery Of Audited Financial Statements.  Seller shall use its commercially reasonable efforts to (i) deliver the Audited Financial Statements to Buyer as promptly as practicable after the date hereof and (ii) subject to the execution of appropriate release letters by Buyer, use commercially reasonable efforts to provide access to the PricewaterhouseCoopers’ work papers for the Audited Financial Statements.

Section 5.10.  2005 Audit.  Seller shall, and shall cause its Affiliates to, at Buyer’s cost, assist Buyer and its representatives, including, without limitation, by providing such information as is reasonably requested by Buyer, with the preparation of audited financial statements for the results of operations of the Acquired Companies and the Subsidiary for the fiscal year ended in 2005.

ARTICLE 6
Covenants of Buyer

Buyer agrees that:

Section 6.01.  Confidentiality.  All information provided or made available to Buyer or any of its Representatives (as such term is defined in the Confidentiality Agreement) will be subject to the Confidentiality Agreement dated September 25, 2007 between Buyer and Campbell (the “Confidentiality Agreement”), which agreement shall remain in full force and effect until the Closing and shall thereupon terminate except that the disclosure, but not the use (to the extent necessary to operate the Acquired Companies and the Subsidiary in the ordinary course) of any Evaluation Information (as defined in the Confidentiality Agreement) to the extent related solely to Seller or its Affiliates shall continue to be governed by the terms of the Confidentiality Agreement; provided that Buyer and Seller may, after consultation with the other party, disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated by this Agreement.

Section 6.02.  Access to Information Following Closing.  From and after the Closing Date, Buyer will afford, and will cause each Acquired Company and the Subsidiary to afford, promptly to Seller and its Affiliates and their counsel, auditors and other authorized representatives reasonable access to their books of account, financial and other records, employees and auditors to the extent they relate to the Acquired Companies or the Subsidiary and to the extent necessary to permit Seller and its Affiliates to determine any matter relating to their rights and obligations in connection with any audit, investigation, dispute or litigation (other than any dispute or litigation to which any of Buyer, the Acquired Companies and the Subsidiary is party) or any other reasonable business purpose relating to any Acquired Company or the Subsidiary or Seller’s or any of its Affiliate’s rights or obligations under any of the Transaction Documents; provided that any such access by Seller and its Affiliates and their counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of Buyer, its Affiliates, any Acquired Company or the Subsidiary.

Section 6.03.  Insurance.  Buyer agrees that, subject to Section 5.03, all insurance policies covering the Acquired Companies or the Subsidiary maintained by or on behalf of Seller or its Affiliates shall not provide coverage to the Acquired Companies or the Subsidiary following the Closing and that, after the Closing, Seller and its Affiliates shall have no obligation of any kind to maintain any form of insurance covering the Acquired Companies or the Subsidiary.

Section 6.04.  Inspections; No Other Representations.  Buyer agrees to accept the Shares in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, made by or on behalf of or imputed to Seller or any of its Affiliates, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Buyer acknowledges that Seller and its Affiliates make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Acquired Company and the Subsidiary or the future business and operations of any Acquired Company and the Subsidiary or any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to any Acquired Company, the Subsidiary, Seller, any of Seller’s Affiliates or any of the foregoing business, assets, liabilities or operations, except as expressly set forth in this Agreement.

ARTICLE 7
Covenants of Buyer and Seller

Buyer and Seller agree that:

Section 7.01.  Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents.  Seller and Buyer shall execute and deliver, and Seller, prior to the Closing, and Buyer, after the Closing, shall cause the Acquired Companies and the Subsidiary to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

Section 7.02.  Certain Filings.  (a) Seller and Buyer shall cooperate with one another (1) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by any of the Transaction Documents and (2) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain on a timely basis any such actions, consents, approvals or waivers.  In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall (i) take all steps reasonably necessary to prepare and make an appropriate filing with the Turkish Competition Authority with respect to the transactions contemplated hereby and (ii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement (and in any event, with respect to both items (i) and (ii) of this Section 7.02(a), within 10 Business Days of the date of this Agreement) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided, however, that Buyer shall in no event be under any obligation to (1) divest, or hold separate (including by trust or otherwise), any material business, product line, or asset as a precondition to the approval by such governmental authority of the transactions contemplated by under the Transaction Documents, or (2) agree to any material limitation on the operation or conduct of the businesses of Buyer or its Affiliates.

(b)  If any objections are asserted with respect to the transactions contemplated by the Transaction Documents under any antitrust Law or if any action, suit or other proceeding is instituted or threatened by any governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust Law, Buyer and Seller shall use their respective reasonable best efforts promptly to resolve such objections; provided, however, that Buyer shall in no event be under any obligation to (1) divest, or hold separate (including by trust or otherwise), any material business, product line, or asset as a precondition to the approval by such governmental authority of the transactions contemplated by under the Transaction Documents, or (2) agree to any material limitation on the operation or conduct of the businesses of Buyer or its Affiliates.

(c)   Buyer and Seller shall use their respective reasonable best efforts to keep the other party informed in all material respects with respect to any communication given or received in connection with any filing, submission, investigation or proceeding relating to the transactions contemplated by the Transaction Documents.

Section 7.03.  Public Announcements.  The parties shall consult with each other before issuing any press release with respect to any Transaction Document or the transactions contemplated thereby and will not issue any such press release prior to such consultation.  Notwithstanding the foregoing, except as provided by Section 6.01, no provision of this Agreement shall relieve Buyer or any of its Representatives (as such term is defined in the Confidentiality Agreement) from any of its obligations under the Confidentiality Agreement.

Section 7.04.  Inter-Company Transactions.  Seller shall use its commercially reasonable efforts to settle and/or satisfy all inter-company liabilities and obligations existing between Campbell and its Affiliates, on the one hand, and the Acquired Companies and the Subsidiary, on the other hand, prior to the Closing.  All inter-company liabilities and obligations existing between Campbell and its Affiliates on the one hand, and the Acquired Companies and the Subsidiary on the other, that are not paid at Closing shall remain outstanding after the Closing and be paid in the ordinary course of business and consistent with past practice.

Section 7.05.  Material Consents.  From and after the date of this Agreement, each of Seller and Buyer shall use their commercially reasonable efforts to obtain consent in connection with the transactions contemplated by this Agreement with respect to the leases for the stores set forth on Section 7.05 of the Disclosure Schedule (each an “Identified Store” and collectively, the “Identified Stores”); provided that this sentence shall not require any Person to agree to any modification of any lease with respect to an Identified Store or to make any payments except for payments expressly provided for in this Section 7.05.  If, at any time within 180 days of the Closing Date, a Party in Interest terminates, recaptures, evicts or locks out an Acquired Company or the Subsidiary or takes any action that results in the inability of any Acquired Company or the Subsidiary to operate an Identified Store on the terms set forth in the applicable lease for such Identified Store (collectively, a “Loss of Space”) under more than five (5) of leases for Identified Stores prior to the expiration of the current term of the applicable lease for such Identified Store, then, for each such Identified Store in excess of five (5) Identified Stores for which consent is not obtained and a Loss of Space occurs, Seller shall promptly pay to Buyer the amount specified on item #2 of Section 7.05 of the Disclosure Schedule; provided the Party in Interest has no basis for terminating the applicable lease as a result of any action taken by Buyer or its Affiliates (including the Acquired Companies and the Subsidiary) after the

Closing Date.  Seller or its Affiliates shall not, and shall cause the Acquired Companies and the Subsidiary not to, agree or consent to any modification of any lease of an Identified Store without the prior written consent of Buyer.  It is understood and agreed that with respect to all leases for Identified Stores (i) under no circumstances will the inability to renew or extend a lease for an Identified Store by the Acquired Companies or the Subsidiary at the end of the current term give rise to a payment obligation by Seller under this Section 7.05 and (ii) that any consent received with respect to a lease for an Identified Store shall be in writing and in form and substance reasonably satisfactory to Buyer.

ARTICLE 8
Tax Matters

Section 8.01.  Tax Representations.  Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date that with respect to each Acquired Company and the Subsidiary, to the best of Seller’s knowledge (i) all Tax returns, statements, reports and forms (collectively, the “Returns”) that are material and required to be filed with any Taxing Authority on or before the Closing Date with respect to each Acquired Company and the Subsidiary have been, or will be, timely filed (including any extensions) on or before the Closing Date; (ii) each of the Acquired Companies and the Subsidiary has timely paid all Taxes shown as due and payable on the Returns that have been filed; (iii) the Returns that have been filed are true, correct and complete in all material respects; (iv) the charges, accruals and reserves for Taxes with respect to each of the Acquired Companies and the Subsidiary reflected on their respective books are adequate to cover material Tax liabilities accruing through the end of the last period for which each of the Acquired Companies and the Subsidiary ordinarily record items on their respective books; (v) there is no action, suit, proceeding, investigation, audit or claim now pending or proposed in writing against or with respect to any Acquired Company or the Subsidiary in respect of any material Tax for which adequate reserves do not appear on the Audited Financial Statements of the Acquired Companies or the Subsidiary; (vi) each of the Acquired Companies and the Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws, and (vii) to the best of Seller's knowledge (a) no chargeable gain would arise in respect of any asset of Godiva UK Limited which is either reflected as such in Exhibit B if that asset were to be disposed of for consideration equal to the value attributed thereto in Exhibit B or acquired after the Balance Sheet Date if that asset were to be disposed of for consideration equal to the consideration given for its acquisition, in each case disregarding any statutory rights to claim any allowance or relief other than amounts deductible under Section 38 of the Taxation of Chargeable Gains Act 1992, (b) Godiva UK Limited has not, without the prior consent of H.M. Treasury, caused, permitted or entered into a transaction specified in Section 765 of the Income and Corporation Taxes Act 1988, (c) Godiva UK Limited has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purposes of avoiding or deferring any liability to pay any Taxes, and (d) Godiva UK Limited is and has at all times been resident in the United Kingdom for Tax purposes and is not and has not been treated as resident or as having a branch or permanent establishment in any other jurisdiction for any Taxation purpose (including under any double taxation treaty or agreement).

Section 8.02.  Filing of Returns and Other Tax Covenants. (a) The parties acknowledge and agree that, for U.S. federal income Tax purposes, the taxable years of the U.S. Acquired Company and the Subsidiary will close as of the end of the Closing Date.  Seller shall include all items of income, gain, loss, deduction and credit of the U.S. Acquired Company and the Subsidiary attributable to the short period that ends on the Closing Date in, and shall timely file or cause to be timely filed, the U.S. consolidated federal income Returns of the Seller Group and shall be responsible for the payment of any Taxes due with respect thereto.  With respect to income or franchise Taxes other than U.S. federal income Taxes, the parties agree to take all reasonable actions as may be required to close the taxable period of the Acquired Companies and the Subsidiary as of the close of business on the Closing Date, and, except as otherwise required by applicable Law, Seller shall be responsible for filing any Return for any short taxable period that ends on the Closing Date and shall pay any and all Taxes due with respect to such Returns.  All Returns described in this Section 8.02(a) shall be prepared in a manner consistent with prior practice.  Seller shall provide Buyer with copies of the portions of such Returns that relate to the U.S. Acquired Company and the Subsidiary at least forty-five (45) days prior to the due date (including extensions) for filing thereof for Buyer’s review.  If Buyer objects to any portion of such Returns, Seller and Buyer shall attempt in good faith to resolve any disagreements prior to the due date for filing.  In the event that Seller and Buyer are unable to resolve any dispute with respect to such Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.06(h), which resolution shall be binding on the parties.

(b)    Seller shall timely file or cause to be timely filed all Returns of the Acquired Companies and the Subsidiary due on or before the Closing Date and shall pay all Taxes shown as due on such Returns.  Seller shall timely file or cause to be timely filed all Returns of the Acquired Companies and the Subsidiary due after the Closing Date that include only taxable periods ending on or before the Closing Date, and shall pay all Taxes shown as due on such Returns.  All Returns described in this Section 8.02(b) shall be prepared in a manner consistent with prior practice.  Seller shall provide Buyer with copies of such Returns at least forty-five (45) days prior to the due date (including extensions) for filing thereof for Buyer’s review.  If Buyer objects to any portion of such Returns, Seller and Buyer shall attempt in good faith to resolve any disagreements prior to the due date for filing.  In the event that Seller and Buyer are unable to resolve any dispute with respect to such Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.06(h), which resolution shall be binding on the parties.

(c)    Buyer shall timely file or cause to be timely filed all Returns (other than those Returns described in Section 8.02(a) or (b)) required to be filed by each Acquired Company and the Subsidiary after the Closing Date and, subject to the right to payment from Seller under Section 8.06, shall pay or cause to be paid all Taxes shown as due thereon.  With respect to any Return covering a taxable period that begins before but ends after the Closing Date, such Return shall be prepared in a manner consistent with past practice and shall be submitted by Buyer to Seller at least forty-five (45) days prior to the due date (including extensions) of such Return for Seller’s review.  If Seller objects to any portion of such Returns, Seller and Buyer shall attempt in good faith to resolve any disagreements regarding such Returns prior to the due date for filing.  In the event that Seller and Buyer are unable to resolve any dispute with respect to such Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.06(h), which resolution shall be binding on the parties.

(d)    Not later than ten (10) days prior to the due date for the payment of Taxes on any Returns that Buyer has the responsibility to cause to be filed pursuant to Section 8.02(c), Seller shall pay to Buyer the amount of Taxes owed by Seller pursuant to the provisions of Section 8.06.  No payment pursuant to this Section 8.02(d) shall excuse Seller from its indemnification obligations pursuant to Section 8.06 if the amount of Taxes pursuant to a Final Determination for the Pre-Closing Tax Period covered by any such Return exceeds the amount of Seller’s payment under this Section 8.02(d) with respect to the Return.  If a dispute arises with respect to a Return or the amount of Taxes for which Seller is responsible and is not resolved at least ten (10) days prior to the due date of the Return, Seller shall pay to Buyer the amount that Buyer deems to be due and owing (and the Return shall be filed in the manner that Buyer deems correct); provided, however, that if the independent accounting firm resolving the dispute pursuant to Section 8.06(h) determines that the amount of Taxes that are the responsibility of Seller differs from the amount paid to Buyer, Seller shall pay to Buyer, or Buyer shall pay to Seller, the amount necessary to reflect the independent accounting firm’s determination plus interest at the Reference Rate.  Buyer shall cause each Acquired Company and the Subsidiary to file any amended Returns permitted by Law to reflect the final determination by the independent accounting firm and pay the Taxes shown as due on any such Return.

(e)  Any and all existing Tax sharing agreements between any Acquired Company or the Subsidiary and any member of the Seller Group shall be terminated as of the Closing Date.  After such date neither any Acquired Company nor the Subsidiary, on the one hand, and Seller or any Affiliate of Seller, on the other hand, shall have any further rights or liabilities thereunder.

Section 8.03.  Transfer Taxes.  All transfer, filing, recording, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Acquired Companies pursuant to this Agreement (including any real property transfer Tax and any similar Tax) shall be shared equally by Buyer and Seller, each of whom shall indemnify and hold harmless each other from its share of such Taxes and shall cooperate in filing all necessary Returns and other documentation with respect to all such Taxes and fees.  Each of Seller and Buyer will, and will cause its Affiliates to, join in the execution of any Returns and other documentation as may required by Law.  In particular, with respect to the shares of Godiva France SA, Buyer shall register the Short Form Stock Purchase Agreement with the French Tax Administration no later than thirty (30) days after the Closing Date.  In addition, no later than ten (10) days from the date of registration with the French Tax Administration, Buyer shall deliver to Seller an original of the Short Form Stock Purchase Agreement duly registered as proof of compliance with the registration formalities as required by French law.

Section 8.04.  Cooperation on Tax Matters.  Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to any Acquired Company or the Subsidiary as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.  Buyer and Seller agree to retain or cause to be retained all books and records pertinent to any Acquired Company and the Subsidiary until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority.  Each Acquired Company and the Subsidiary agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, the Acquired Company or the Subsidiary shall allow Seller to take possession of such books and records.  Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving any Acquired Company or the Subsidiary for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

Section 8.05.  Section 338(h)(10) Election. (a) Upon the request of Buyer, Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state or local tax law with respect to the U.S. Acquired Company (and the Subsidiary if designated by Buyer) (collectively, the “Section 338(h)(10) Election”).  Any such request shall be made by Buyer in writing no later than thirty (30) days from the Closing Date.

(b)  Except as provided in Section 8.05(d), Buyer shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election.  Seller shall execute (or cause to be executed) and deliver to Buyer a Form 8023 and such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least ten (10) days prior to the date such Section 338(h)(10) Election is to be filed.

(c)  Buyer and Seller shall file, and shall cause their Affiliates to file, all Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Law.

(d)  Within thirty (30) days after notifying the Seller of its intent to make a Section 338(h)(10) Election, Buyer shall deliver to Seller a statement (the “Section 338(h)(10) Allocation Statement”) allocating the ADSP (as such term is defined in Treasury Regulations Section 1.338-4) (the “Aggregate Deemed Sales Price”) of the assets of the U.S. Acquired Company (and, if applicable, the Subsidiary) in accordance with the Treasury Regulations promulgated under Section 338(h)(10).  Seller shall have the right to review the Section 338(h)(10) Allocation Statement.  If within thirty (30) days after receipt of the Section 338(h)(10) Allocation Statement Seller notifies Buyer in writing that the allocation of one or more items reflected in the Section 338(h)(10) Allocation Statement is not a reasonable allocation, Buyer and Seller will negotiate in good faith to resolve such dispute.  If no such notice is received from Seller, Seller shall be deemed to have agreed to the Section 338(h)(10) Allocation Statement.  If a notice is received and Buyer and Seller fail to resolve such dispute within thirty (30) days, such resolution shall be resolved pursuant to Section 8.06(h), which resolution shall be binding on the parties.  The Section 338(h)(10) Allocation Statement shall be adjusted as required by Law pursuant to the above procedures.  Buyer and Seller agree to act in accordance with the Section 338(h)(10) Allocation Statement in the preparation, filing and audit of any Return.

Section 8.06.  Indemnification Provisions. (a) Seller hereby indemnifies Buyer against and agrees to hold it harmless from (i) any Taxes (other than transfer Taxes, which are specifically addressed in Section 8.03 hereof) of any Acquired Company or the Subsidiary relating to any and all Pre-Closing Tax Periods; (ii) any Taxes resulting from, arising out of, based on or relating to the Section 338(h)(10) Election (for the avoidance of doubt, Taxes for this purpose shall not include any reduction in any Tax Asset (or increase in Taxes as a result of such reduction) of Buyer or any of its Affiliates as a result of a redetermination of the Aggregate Deemed Sales Price agreed to by Buyer and Seller or pursuant to a Final Determination); (iii) any Taxes resulting from, arising out of, based on or relating to, the transactions contemplated by this Agreement as a result of Seller failing to pay any such Taxes for which the Seller has primary liability; (iv) any Taxes of an Acquired Company or of the Subsidiary resulting from a breach of the representations in Section 8.01 hereof; and (v) liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any Tax described in the foregoing clauses (i), (ii), (iii) and (iv), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, any Acquired Company or the Subsidiary; provided, however, that Seller shall be obligated to make payments to Buyer pursuant to this Section 8.06(a) only to the extent that the amount that would otherwise be payable by Seller pursuant to this Section 8.06(a) in respect of any Acquired Company or Subsidiary (notwithstanding this proviso) exceeds the aggregate amount of the provisions for Taxes reflected on Exhibit B as of the Closing Date attributable to that Acquired Company or Subsidiary.

(b)   For purposes of this Agreement, Taxes of any Acquired Company and the Subsidiary that relate to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that begins before the Closing Date and ends on the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 8.06(b).  The portion of such Tax attributable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on, or measured by income, receipts or profits earned during a Straddle Period, shall be deemed equal to the amount that would be payable for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.  For purposes of this Section 8.06(b), any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the Pre-Closing Straddle Period on a pro rata basis by multiplying the total amount of such items for the Straddle Period by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the Straddle Period.  The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner.

(c)  Buyer covenants that it will not cause or permit any Acquired Company, the Subsidiary or any Affiliate of Buyer, except for the making of the Section 338(h)(10) Election, (i) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax Asset of the Seller Group or give rise to any loss of the Seller or the Seller Group under this Agreement, (ii) to make any election or deemed election under Section 338(g) of the Code (other than any Section 338(g) election that is a result of the Section 338(h)(10) Election) or any comparable provision under applicable Law with respect to any Acquired Company or the Subsidiary, or (iii) to make or change any Tax election or amend any Return that results in any increased Tax liability or reduction of any Tax Asset of Seller or the Seller Group in respect of any Pre-Closing Tax Period.  Buyer further covenants that it will not cause or permit any Acquired Company, the Subsidiary or any Affiliate of Buyer to take any action that (iv) would have the effect with respect to the Seller or any of its Affiliates of reducing accumulated earnings and profits as determined under Section 1248 of the Code of any Acquired Company that is a controlled foreign corporation for U.S. federal income tax purposes or (v) is outside the ordinary course of business and that could result in the recognition by Seller or any of its Affiliates of income or greater amounts of income under Section 951 of the Code than they would otherwise realize if a closing of the books had taken place on the Closing Date.  Notwithstanding Section 8.06(a), Buyer agrees that Seller is to have no liability for any Tax resulting from any action referred to in clauses (i) to (v) of this Section 8.06(c), and agrees to indemnify and hold harmless Seller and its Affiliates against (x) any such Tax resulting from such actions, (y) any Tax incurred or suffered by Seller or any of its Affiliates, arising out of a breach of any other covenant or agreement of Buyer contained in this Article 8, and (z) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (x) or (y) above, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Seller or any of its Affiliates.

(d)  Buyer shall promptly pay or cause to be paid to Seller any refunds of Taxes and interest thereon received by Buyer, any Affiliate of Buyer, any Acquired Company, or the Subsidiary attributable to Taxes paid by Seller, any Acquired Company or the Subsidiary (or any predecessor or Affiliate of Seller) with respect to any Pre-Closing Tax Period, but only to the extent that such refund was not reflected in the Net Working Capital as of the Closing Date on Exhibit B.  If, in lieu of receiving any such refund, any Acquired Company or the Subsidiary reduces a Tax liability with respect to a Post-Closing Tax Period or increases a Tax Asset that can be carried forward to a Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to Seller the amount of such reduction in Tax liability or the amount of any benefit resulting from such increase in Tax Assets, as the case may be.  The benefit resulting from an increase in a Tax Asset shall be calculated on the same basis as applicable to Tax Benefits pursuant to Section 8.06(e).

(e)  If Seller’s indemnification obligation under this Section 8.06 arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, any Acquired Company or the Subsidiary any deduction, amortization, exclusion from income or other allowance which would not, but for such adjustment, be allowable (a “Tax Benefit”), then any payment by Seller to Buyer shall be an amount equal to (x) the amount otherwise due but for this Section 8.06(e), minus (y) the present value of the Tax Benefit multiplied by the maximum federal, state, or foreign, as the case may be, corporate Tax rate in effect at the time the relevant adjustment is made or, in the case of a credit, by 100 percent. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid-term applicable U.S. federal rate in effect at the time the relevant adjustment is made and assuming that the Tax Benefit will be used at the earliest date or dates allowable by applicable Law.  For the avoidance of doubt, any adjustment that is not amortizable, depreciable or deductible shall not be  considered a Tax Benefit and no Tax Benefit will be deemed realized with respect to the U.S. Acquired Company or the Subsidiary if a 338(h)(10) Election is made (pursuant to Section 8.05 of this Agreement) with respect thereto.

(f)  Any payment by Buyer or Seller pursuant to this Article 8 shall be made not later than thirty (30) days after receipt by Seller or Buyer of written notice from the other.  Such notice shall state the specific Tax that has been paid by Buyer, Seller, or any of its respective Affiliates, the amount thereof and the indemnity payment requested.

(g)    If any claim (including any audit) or demand with respect to Taxes is received by either party for which the other party may reasonably be expected to be liable pursuant to this Section 8.06 (a “Tax Claim”), the party receiving such claim or demand (the “Tax Indemnified Party”) shall promptly notify the other party (the “Tax Indemnifying Party”) in writing of such Tax Claim; provided, however, that the failure to give the Tax Indemnifying Party notice as provided herein shall not relieve the Tax Indemnifying Party of its obligations under this Section 8.06 except to the extent that the Tax Indemnifying Party is actually and materially prejudiced thereby.  The Tax Indemnifying Party shall have the right, at its own expense, to defend any Tax Claim; provided that the Tax Indemnified Party shall have the right to participate in the audit or defense of such Tax Claim and to be consulted with respect thereto, and the Tax Indemnifying Party shall not settle a Tax Claim without the consent of the Tax Indemnified Party if such settlement would have an adverse effect on the Tax Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding anything herein to the contrary, Buyer shall have no right to defend (but may participate in) any Tax Claim with respect to Seller Group’s consolidated U.S. federal, state or local income Return.  In the event that the Tax Indemnifying Party fails to prosecute a Tax Claim, the Tax Indemnified Party may, upon notice to and at the expense of the Tax Indemnifying Party, assume the defense of any such Tax Claim.

(h)  Any dispute as to any matter covered in this Article 8 shall be resolved by an independent accounting firm mutually acceptable to Seller and Buyer.  The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.  If any dispute with respect to a Return is not resolved prior to the due date for filing such Return, such Return shall be filed in the manner which the party responsible for preparing such Return deems correct.

Section 8.07.  Canadian Withholding and Section 116 Certificate.  Seller shall deliver to Buyer a certificate issued pursuant to section 116 of the Income Tax Act (Canada) (the “ITA”) in respect of the sale of the shares of Godiva Chocolatier of Canada LTD (the “Canadian Shares”) to Buyer, provided that:

(a)  if a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) of the ITA in respect of the disposition of the Canadian Shares to Buyer, specifying a certificate limit in an amount which is not less than the portion of the Closing Payment allocable to the Canadian Shares, is not delivered to Buyer at or before the Closing, Buyer shall be entitled to withhold from the Closing Payment payable to Seller at the Closing 25% of the portion of the Closing Payment allocable to the Canadian Shares,

(b)  if, prior to the 29th day after the end of the month in which the Closing occurs (or such later time if the Canada Revenue Agency confirms in writing and in a form that is reasonably acceptable to Buyer that Buyer may continue to hold the amount withheld pursuant to Section 8.07(a) hereof), Seller delivers to Buyer:

(i)  a certificate issued by the Minister of National Revenue under subsection 116(2) of the ITA in respect of the disposition of the Canadian Shares to Buyer, Buyer shall promptly pay to Seller the lesser of (i) the amount withheld pursuant to Section 8.07(a) hereof and (ii) the amount withheld pursuant to Section 8.07(a) hereof less 25% of the amount, if any, by which the portion of the Closing Payment allocable to the Canadian Shares exceeds the amount specified in such certificate as the certificate limit, together with any interest earned on the amount so withheld to the date of such payment (less any applicable withholding Tax), or

(ii)  a certificate issued by the Minister of National Revenue under subsection 116(4) of the ITA in respect of the disposition of the Canadian Shares to Buyer, Buyer shall promptly pay the amount withheld pursuant to Section 8.07(a) hereof to Seller, together with any interest earned thereon (less any applicable withholding Tax), and

(c)  if Buyer has withheld an amount pursuant to Section 8.07(a) hereof and Seller does not deliver to the Buyer, prior to the 29th day after the end of the month in which the Closing occurs (or such later time if the Canada Revenue Agency confirms in writing and in a form that is reasonably acceptable to Buyer that Buyer may continue to hold the amount withheld pursuant to Section 8.07(a) hereof):

(i)  a certificate issued by the Minister of National Revenue under subsection 116(2) of the ITA in respect of the disposition of the Canadian Shares to Buyer specifying a certificate limit equal to or greater than the portion of the Closing Payment allocable to the Canadian Shares, or

(ii)  a certificate issued by the Minister of National Revenue under subsection 116(4) of the ITA in respect of the disposition of the Canadian Shares to Buyer,

Buyer shall remit to the Receiver General of Canada the amount required to be remitted pursuant to subsection 116(5) of the ITA (and the amount so remitted shall be credited to the Buyer as a payment to Seller on account of the Closing Payment) and Buyer shall pay to Seller any remaining portion of the amount withheld pursuant to Section 8.07(a) hereof, together with interest earned on the amount withheld pursuant to Section 8.07(a) hereof, prior to such remittance (less any applicable withholding Tax).  Seller agrees to indemnify Buyer for any Tax for which Buyer is assessed as a consequence of failure to timely remit amounts withheld under Section 8.07(a) due to reliance on the written confirmation from the Canadian Revenue Agency (as referred to in Section 8.07(b) and (c) of this Agreement).  This Section 8.07 shall apply with such modifications as are necessary to any adjustments to the Closing Payment.

ARTICLE 9
Employee Matters

Section 9.01.  Employees. Buyer acknowledges that it shall continue the employment of all of the employees of the Acquired Companies and the Subsidiary (other than employees receiving long-term disability benefits) as of the Closing Date (collectively, the “Transferred Employees”).

Section 9.02.  Employee Benefits. (a) For a period of at least 12 months (or 18 months in the case of Transferred Employees located in Europe) following the Closing Date, Buyer shall procure that each Transferred Employee shall be employed on terms and conditions (whether contractual or otherwise) and provided with employee benefits that are comparable in the aggregate to those provided to such Transferred Employees immediately prior to the Closing Date; and shall provide each Transferred Employee with cash compensation that is comparable to the cash compensation of such Transferred Employee immediately prior to the Closing Date.

(b)  With respect to those Employee Plans and International Plans in which Transferred Employees were, immediately prior to the Closing Date, entitled to participate that are not sponsored by an Acquired Company (the “Seller Plans”), such Transferred Employees shall, effective as of the Closing Date, cease to participate in and accrue benefits thereunder.  Buyer shall establish or designate or cause the relevant Acquired Company to establish employee benefits plans for the benefit of Transferred Employees (the “Buyer Plans”) that provide benefits that satisfy the requirements of Section 9.02(a).  Buyer shall give Transferred Employees full credit for purposes of eligibility and vesting and benefit accrual (other than benefit accrual under a defined benefit plan) under the Buyer Plans as was recognized under the Seller Plans.  As between the Seller Plans and the Buyer Plans, the Seller Plans shall be responsible for all claims for benefits incurred by Transferred Employees under the Seller Plans up to the Closing Date, and Buyer Plans shall be responsible for all claims for benefits incurred by Transferred Employees on and after the Closing Date.

(c)  With respect to any Buyer Plans that are welfare benefit plans, Buyer shall (i) cause there to be waived any eligibility requirements or pre-

existing condition limitations and (ii) give effect to, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such Transferred Employees with respect to similar plans maintained by Seller.

(d)  Within 120 days after the Closing Date, Buyer shall cover Transferred Employees located in the United States under one or more defined contribution plans and trusts intended to qualify under Section 401(a) and Section 501(a) of the Code (collectively, the “Buyer DC Plan”).  To the extent relevant, Buyer shall permit such Transferred Employees to make a “direct rollover” of their account balances (including loan account balances) under the Seller’s defined contribution plans that are Employee Plans to the Buyer DC Plan.  Seller and Buyer shall reasonably cooperate in good faith to effect such transfers or distributions as soon as practicable after the Closing Date.

(e)  Effective as of the Closing Date, Buyer shall establish or designate or shall cause Godiva Canada to establish a retirement savings plan for the benefit of Transferred Employees of Godiva Canada (the “Buyer RSP”).  The Buyer RSP shall provide benefits to Transferred Employees of Godiva Canada that are comparable in the aggregate to the benefits such Transferred Employees received under the Pension Plan for Employees of Campbell Company of Canada.

(f)  Buyer shall, for a period of at least 12 months (or 18 months in the case of Transferred Employees located in Europe) following the Closing Date, maintain a severance pay practice, program or arrangement for the benefit of each Transferred Employee that provides for the severance benefits set forth on Section 9.02(f) of the Disclosure Schedule or, if better, the severance benefits provided under Buyer’s severance pay practice, program or arrangement for the benefit of its similarly situated employees.

(g)  With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date (the “Vacation Policy”), Buyer shall allow such Transferred Employee to use such accrued vacation; provided, however, that if Buyer deems it necessary to disallow such employee from taking such accrued vacation, Buyer shall be liable for and pay in cash to each such Transferred Employee an amount equal to such vacation time in accordance with the terms of the Vacation Policy; provided, further, that Buyer shall be liable for and pay in cash an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason other than cause prior to the close of business on the last calendar day of the year during which the Closing Date occurs, unless otherwise required by applicable Law.

(h)  On and for 90 days after the Closing Date, Buyer shall not, and shall cause the Acquired Companies and the Subsidiary not to, implement any employment terminations, layoffs or hours reductions or take any other action that could reasonably be expected to result in the Seller, Campbell or any of their Affiliates having a liability under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or a similar State or foreign Law as the result of a “mass layoff” or a “plant closing” as such terms are defined by WARN or as the result of a similar event under such State or foreign Law.

(i)  Buyer shall be solely responsible for satisfying the obligations imposed under Section 4980B of the Code and Sections 601-608 of ERISA (collectively, “COBRA”) (or any similar obligation under any applicable Law) with respect to all Transferred Employees.

(j)   For each Transferred Employee who is eligible to participate in a long-term incentive plan or program maintained or sponsored by Seller or one of the Acquired Companies, Buyer shall provide a comparable long-term incentive compensation opportunity, or provide an offsetting cash payment to any Transferred Employee whose eligibility is not so maintained.  For Transferred Employees whose eligibility to receive long-term incentive compensation is maintained by Buyer pursuant to the preceding sentence, “comparable” shall mean a target long-term incentive level of at least 85% of Seller’s or any Acquired Company’s level as of the Closing Date for a period of 12 months (or 18 months in the case of Transferred Employees located in Europe).

(k)   The provisions of this Article 9 shall apply to and in respect of the Transferred Employees only for so long as the Transferred Employees continue in the employment of the Buyer, any Acquired Company, the Subsidiary, any Affiliate or any person to whom the whole or any part of the Acquired Companies is transferred.

(l)  The provisions of this Article 9 are solely for the benefit of the parties to this Agreement, and Buyer agrees that if Buyer is in breach of any of the provisions of this Article 9, Seller may, at its discretion, and without limitation, seek to procure compliance with such provisions by Buyer by applying to the court for damages and/or specific performance; provided, however, that no employee or former employee of any of the Acquired Companies or the Subsidiary shall be regarded for any purpose as a third-party beneficiary of the Agreement.

ARTICLE 10
Conditions to Closing

Section 10.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Law, waiver by the relevant party) of the following conditions:

(a)  Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)    The Turkish Competition Authority shall have granted clearance or approval with respect to the transactions contemplated by this Agreement.

(c)    No order, injunction or decree issued by any court or agency of competent jurisdiction preventing the consummation of the Closing shall be in effect.  No Law shall have been enacted, entered, promulgated or enforced that prohibits or makes illegal the consummation of the Closing.

Section 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, waiver by Buyer) of the following further conditions:

(a)    (1) Seller shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date, (2) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto, disregarding any qualifications or exceptions contained in such representations or warranties relating to materiality or Material Adverse Effect, shall be true and accurate at and as of the Closing Date, as if made at and as of such time (other than any representations and warranties that address matters as of a specific date, which shall be true and accurate as of such date), except for any inaccuracies which, individually or in the aggregate, would not, and would not reasonably be expected to, constitute a Material Adverse Effect and (3) Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect.

(b)    Seller shall have caused the following documents to be delivered to Buyer:

(i)  such documents regarding the corporate organization, existence, authorization and similar matters relating to each of the Acquired Companies or the Subsidiary as Buyer may reasonably request; and

(ii)  a certification pursuant to Treasury Regulations Section 1.1445-2(b)(2) signed by Seller to the effect that Seller is not a foreign person.

(c)    Seller shall have delivered to Buyer the Audited Financial Statements and, except as set forth on Section 10.02(c) of the Disclosure Schedule, such Audited Financial Statements shall not differ in any material and adverse respect from the Unaudited Financial Statements for the corresponding period.  Upon receipt of the Audited Financial Statements, Buyer shall have 10 Business Days to notify Seller in writing that it believes the condition to closing set forth in this Section 10.02(c) has not been satisfied and if Buyer shall not so notify Seller, the condition to closing set forth in this Section 10.02(c) shall be deemed satisfied.

Section 10.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, waiver by Seller) of the following further conditions:

(a)    (1) Buyer shall have performed or complied in all material respects with all of the agreements, covenants and conditions required by this Agreement  to be performed or complied with by it on or prior to the Closing Date, (2) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and accurate in all material respects at and as of the Closing Date, as if made at and as of such time (other than any representations and warranties that address matters as of a specific date, which shall be true and accurate as of such date) and (3) Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

(b)    Buyer shall have caused (i) documents regarding the corporate organization, existence, authorization and similar matters relating to Buyer as Seller may reasonably request.

ARTICLE 11
Survival; Indemnification

Section 11.01.  Survival.  The representations and warranties of Seller and Buyer contained in this Agreement shall survive until 18 months after the Closing Date, except that: (i) the representations and warranties contained in Section 3.01, Section 3.02, Section 3.05, Section 3.06, Section 3.21, Section 4.01, Section 4.02, Section 4.07 and Section 4.08 shall survive indefinitely or until the latest date permitted by Law and (ii) the representations and warranties contained in Article 8 shall survive Closing until 90 days after the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof.  Except as otherwise provided in this Agreement, the covenants and agreements of Buyer and Seller contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement.  Any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 11.01, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.  Indemnification. (a) From and after Closing, Seller hereby indemnifies Buyer and its Affiliates (including the Acquired Companies and the Subsidiary) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by Buyer or any of its Affiliates arising out of or resulting from any inaccuracy or breach of any representation or warranty (determined, except with respect to Section 3.08, Section 3.10, Section 3.11 and Section 3.23, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) (each such inaccuracy and breach, a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant in this Agreement (except for representations, covenants or agreements contained in Article 8 of this Agreement as to which the provisions of Article 8 shall govern); provided that with respect to indemnification by Seller for Warranty Breaches pursuant to this Section 11.02 (other than Warranty Breaches with respect to Section 3.01, Section 3.02, Section 3.06, Section 3.05 and Section 3.07(b)), (i) Seller shall not be liable with respect to a Warranty Breach unless the amount of Damages resulting from such Warranty Breach exceeds $25,000 (“De Minimis Claim”), (ii) Seller shall not be liable unless the aggregate amount of Damages with respect to all Warranty Breaches, other than De Minimis Claims, exceeds $2,125,000 and then only to the extent of such excess and (iii) Seller’s maximum liability shall not exceed $144,500,000; provided further that any claim for indemnification pursuant to Section 8.06 shall not be subject to the limitations on indemnification set forth in this Section 11.02.

(b)  From and after Closing, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by Seller or any of its Affiliates arising out of or related in any way to any Warranty Breach or breach of a covenant, in each case of Buyer contained in this Agreement.

(c)  Notwithstanding any of the provisions of this Article 11, Section 8.06 shall provide the exclusive remedy for Buyer’s and its Affiliates’ (and, after the Closing, the Acquired Companies’ and the Subsidiary’s) recovery of any Tax from Seller and its Affiliates, and the procedures set forth in Section 8.06 shall govern any claim for indemnification under such provision.

Section 11.03.  Procedures. (a) Other than with respect to an indemnification claim for Taxes (which shall be governed by Article 8), the party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)  The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section 11.03, shall be entitled to control the defense of such Third Party Claim and appoint lead counsel for such defense, in each case at its expense.

(c)  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (1) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (2) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable.

(d)  Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)  Each Indemnified Party must mitigate to the extent required under applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement.  If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(f)  Each Indemnified Party shall use reasonable best efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

Section 11.04.  Limitation on Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of (1) any amounts actually recovered by the Indemnified Party under applicable insurance policies (net of any deductibles) and (2) any Tax Benefit (as defined in Section 8.06(e)) available to the Indemnified Party arising from the incurrence or payment of any such Damages; provided, that, in the case of clause (1), the Indemnified Party shall assert and pursue its rights under applicable insurance policies and if the Indemnified Party recovers amounts under any applicable insurance policies after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of such recovery.

(b)  The Indemnifying Party shall not be liable under Section 11.02 for any (1) Damages relating to any matter to the extent that (A) there is included in the Closing Statement an identifiable liability or reserve (including liabilities or reserves that are not individual line items, but are identifiable components of a line item) relating to such matter (it being understood that the Indemnifying Party shall be liable for the excess of the Damages over such identifiable liability or reserve) or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the Closing Payment adjustment mechanism contemplated by Section 2.05 and Section 2.06 (it being understood that the Indemnifying Party shall be liable only for the excess of the Damages over such Closing Payment adjustment compensation), (2) special, punitive, indirect or consequential Damages (including diminution in value of the Shares) or (3) Damages for lost profits.

Section 11.05.  Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such

Damages from a third party (other than from Buyer, Seller, the Acquired Companies, the Subsidiary, or any Affiliate of or any current or former employee or agent of any such Persons) (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 11.06.  Exclusivity.  Except as specifically set forth in this Agreement and with respect to fraud and intentional misrepresentation, Buyer waives any rights and claims Buyer and its Affiliates may have against Seller and its Affiliates, whether in law or in equity, relating to the Acquired Companies or the Subsidiary or any of their respective assets, business or operations, the Shares or the transactions contemplated hereby, and Seller waives any such rights and claims Seller and its Affiliates may have against Buyer and its Affiliates, the Acquired Companies or the Subsidiary.  The rights and claims waived hereby include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, Article 8 and Section 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Section 2.06, Section 5.02 and Section 6.02), or other claim arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

Section 11.07.  Closing Payment Adjustment.  Any amount paid by Seller or Buyer under Article 8 or Article 11 will be treated as an adjustment to the Closing Payment.

ARTICLE 12
Termination

Section 12.01.  Grounds for Termination.  This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)  by mutual written agreement of Seller and Buyer;

(b)  by either Seller or Buyer if the Closing shall not have been consummated by April 18, 2008 (the “Termination Date”); provided that neither of the parties may terminate this Agreement pursuant to this clause if the Closing shall not have been consummated by the Termination Date by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(c)  by either Buyer, on the one hand, or Seller, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party or any of its Affiliates and such breach is not capable of being satisfied or cured by the Termination Date or if any representation or warranty of the other party has become untrue such that the conditions set forth in Article 10 hereof would not be satisfied and such breach is incapable of being cured; or

(d)  by either Seller or Buyer if consummation of the Closing would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 12.01(b)-(d) shall give notice of such termination to the other party.

Section 12.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any Affiliate, stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (1) failure of any party to this Agreement to perform a covenant or agreement contained in this Agreement or (2) a knowing or willful breach by any party hereto of any representation or warranty contained herein made as of the date of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach.  The provisions of Section 6.01 (it being understood that all provisions of the Confidentiality Agreement will remain in full force and effect), Section 12.02 and Article 13 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
Miscellaneous

Section 13.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Yildiz Holding A.S.
Ferah Cad. Cesme Sk. No:2/4
B. Camlica/Uskudar 34692 Istanbul
Attention: Baris Oner
Fax: +90 524 25 24

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attention: Kevin J. Sullivan
Fax: (617) 772-8333

if to Seller, to:

Campbell Investment Company
c/o Campbell Soup Company
One Campbell Place
Camden, New Jersey 08103-1799
Attention: Corporate Secretary
Fax: (856) 342-3889

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: David L. Caplan
Fax: (212) 450-3800

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  Each such notice, request or other communication shall be effective (1) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (2) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 13.01.

Section 13.02.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement by operation of law or otherwise without the consent of each other party hereto; provided, that Buyer may assign this Agreement and any or all rights or obligations hereunder (including Buyer’s rights to purchase the Shares and Buyer’s rights to seek indemnification hereunder) to any one or more Affiliates of Buyer; provided, further, that no such assignment shall release Buyer from any liability or obligation under this Agreement, interfere with, delay or create any additional obligations with respect to the Closing or negatively impact, in any manner, the transactions contemplated hereby or Campbell or any of its Affiliates.

Section 13.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.06.  Jurisdiction.  Except as otherwise expressly provided in this Agreement, any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in London, England pursuant to the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) in accordance with the then-prevailing ICC Rules.  The parties agree that the arbitrators shall have the authority to make an award of specific performance, in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby irrevocably consents to the jurisdiction of the ICC and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue in London, England is an inconvenient forum.  Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrators shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required.  The decision of the arbitrators in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.  Any action against any party hereto ancillary to arbitration pursuant to this Section 13.06 (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any court of competent jurisdiction located within London, England, in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, Borough of Manhattan or in any other court in any jurisdiction in the world, and the parties hereto hereby irrevocably submit to the jurisdiction of such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.  Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.06  shall be deemed effective service of process on such party.

Section 13.07.  Counterparts; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto.  No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

Section 13.08.  Entire Agreement.  The Transaction Documents, together with the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

Section 13.09.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.10.  Disclosure Schedules.  The parties acknowledge and agree that (1) the Disclosure Schedule to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (2) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.  If any section of the Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Disclosure Schedule reasonably apparent, the matter shall be deemed to have been disclosed in such other section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section of the Disclosure Schedule.  The parties further acknowledge and agree that neither the specification in any provision of this Agreement nor the inclusion in any section of the Disclosure Schedule of any dollar amount or any item or matter is intended to imply or shall be deemed to constitute an acknowledgment by Seller that such amount (or higher or lower amount) or such item or matter (or other items or matters) are or are not (x) material or rise to the level of any materiality or Material Adverse Effect standard for purposes of this Agreement or the Disclosure Schedule, (y) in the ordinary course of business of the Acquired Companies or the Subsidiary or (z) required to be disclosed by the terms of this Agreement.  No party shall use the fact of any such specification or inclusion (or lack thereof) in any dispute or controversy among the parties as to the foregoing matters.  Capitalized terms used in the Disclosure Schedule but not defined therein shall have the meaning assigned to such term in this Agreement.

[Remainder of page intentionally left blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

YILDIZ HOLDING A.S.

By:	/s/ Murat Ulker
	Name:	Murat Ulker
	Title:	Chairman

By:	/s/ Mehmet Atila Kurama
	Name:	Mehmet Atila Kurama
	Title:	General Manager

[Signature page to the Stock Purchase Agreement]

CAMPBELL INVESTMENT COMPANY

By:	/s/ Robert A. Schiffner
	Name:	Robert A. Schiffner
	Title:	Senior Vice President and Chief Financial Officer

[Signature page to the Stock Purchase Agreement]